As filed with the Securities and Exchange Commission on November 25, 2011

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

VENTAS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	61-1055020
(State or Other Jurisdiction of	(IRS Employer
Incorporation of Organization)	Identification No.)

111 S. Wacker Drive, Suite 4800

Chicago, Illinois 60606

(877) 483-6827

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

T. Richard Riney, Esq.

General Counsel

Ventas, Inc.

10350 Ormsby Park Place, Suite 300

Louisville, Kentucky 40223

(502) 357-9000

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copy to:

David K. Boston, Esq.

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, New York 10019

(212) 728-8000

Approximate date of commencement of proposed sale to the public:  From time to time or at one time after the effective date of the Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐

Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common stock, par value $0.25 per share	24,162,841	(1)	(1)	(1)
(1)

This Registration Statement relates to the offer and sale, from time to time, of up to 24,162,841 shares of common stock, par value $0.25 per share, pursuant to the Registrant’s Distribution Reinvestment and Stock Purchase Plan. The Registrant’s Registration Statement on Form S-3 (Registration No. 333-155770) (the “Expiring Registration Statement”), which was initially filed on November 28, 2008 and expires on November 27, 2011, registered 24,239,880 shares of common stock and 24,162,841 shares remain unsold. The registration fee for these shares was previously paid in connection with the filing of the Expiring Registration Statement.

PROSPECTUS

VENTAS, INC.

DISTRIBUTION REINVESTMENT AND STOCK PURCHASE PLAN

24,162,841 Shares of Common Stock, Par Value $0.25 Per Share

We are pleased to offer you the opportunity to participate in the Ventas, Inc. Distribution Reinvestment and Stock Purchase Plan (the “Plan”), which provides a convenient and simple method for existing stockholders to increase their holdings of our common stock and for new investors to make an initial investment in our common stock.  If you are an existing stockholder, you may elect to have your cash distributions automatically reinvested in additional shares of our common stock.  If you are either an existing stockholder or a new investor, you may purchase shares of our common stock on a monthly basis with optional cash payments.  All purchases under the Plan are subject to certain dollar limitations described in this prospectus.  The price of shares purchased with reinvested dividends or optional cash payments will be based on whether shares are purchased directly from us or through open market purchases.  If shares are purchased directly from us, the price generally will be 100%, less the discount for such quarter or month, if any, of the average of the high and low per share sales prices of our common stock on the New York Stock Exchange (the “NYSE”) on the investment date.  If the shares are purchased through open market purchases, the price will be the weighted average of the actual prices paid for all shares of our common stock purchased with all participants’ reinvested distributions or optional cash payments for that particular distribution or month minus brokerage commissions.  See Question 12 for further information regarding purchase prices.

This prospectus relates to 24,162,841 shares of common stock, par value $0.25 per share, which remain available for purchase under the Plan.  Our Board of Directors previously approved the issuance of up to 25,000,000 shares of common stock under the Plan and, as of the date of this prospectus, we have issued and sold 837,159 shares.  Our common stock is listed on the NYSE under the trading symbol “VTR.”  The closing price of our common stock on November 22, 2011 was $50.63 per share.

If you are eligible, you may begin participating in the Plan by completing the enclosed Account Authorization Form and returning it to the Plan Administrator in the envelope provided or by coordinating with your broker, bank or nominee, as applicable.  Enrollment in the Plan is entirely voluntary and you may terminate your participation at any time.  If you do not wish to participate in the Plan, you do not need to take any action, and you will continue to receive your cash distributions, if and when declared, as usual.

Under the Plan, we will receive proceeds from the sale of common stock purchased directly from us, but will not receive any proceeds from open market purchases by the Plan Administrator.

Investing in our common stock involves risks.  YOU SHOULD CONSIDER CAREFULLY THE RISK FACTORS BEGINNING ON PAGE 5 OF THIS PROSPECTUS BEFORE ENROLLING IN THE PLAN.

Our principal executive offices are located at 111 South Wacker Drive, Suite 4800, Chicago, Illinois 60606, and our telephone number is (877) 483-6827.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus.  Any representation to the contrary is a criminal offense.

The date of this prospectus is November 25, 2011.

You should rely only on the information contained or incorporated by reference in this prospectus or any prospectus supplement.  We have not authorized anyone to provide you with any other information.  If anyone provides you with different or inconsistent information, you should not rely on it.  We are not making an offer of these securities in any jurisdiction where the offer is not permitted.  You should not assume that the information in this prospectus or any prospectus supplement, nor the information that we have previously filed with the Securities and Exchange Commission (the “Commission”) and incorporated by reference herein, is accurate as of any date other than the date of the document containing the information.

Unless the context otherwise requires, the terms “we,” “us,” “our” or similar terms and “Ventas” refer to Ventas, Inc., a Delaware corporation, together with its subsidiaries.

ii

SUMMARY

The following summary description of our Distribution Reinvestment and Stock Purchase Plan is qualified by reference to the full text of the Plan, which appears elsewhere in this prospectus.  Capitalized terms have the meanings given to them in the Plan.

Ventas, Inc.

We are a real estate investment trust (“REIT”) with a geographically diverse portfolio of seniors housing and healthcare properties in the United States and Canada.  Our primary business consists of acquiring and owning seniors housing and healthcare properties and leasing those properties to unaffiliated tenants or operating those properties through independent third party managers.  Through our Lillibridge Healthcare Services, Inc. (“Lillibridge”) subsidiary and our ownership interest in PMB Real Estate Services LLC (“PMBRES”), which we acquired in July 2011 in connection with our acquisition of Nationwide Health Properties, Inc. (“NHP”), we also provide management, leasing, marketing, facility development and advisory services to highly rated hospitals and health systems throughout the United States.  In addition, from time to time, we make real estate loans and other investments relating to seniors housing and healthcare companies or properties.

The Plan

PURPOSE

The purpose of the Plan is to provide our existing stockholders and interested new investors with a convenient and simple method of purchasing shares of our common stock and investing all or a portion of their cash distributions in additional shares of our common stock. The Plan can also provide us with a means of raising additional capital through the direct sale of our common stock.

SOURCE OF SHARES

Shares of common stock acquired under the Plan will be purchased either directly from us as newly issued or Treasury shares or on the open market, or by a combination of these methods, at our option, determined at least three business days prior to each applicable record date.

INVESTMENT OPTIONS

You may choose from the following options:

Full Distribution Reinvestment: The Plan Administrator will apply the cash distributions on all shares of common stock registered in your name and the cash distributions on all shares of common stock credited to your Plan account, together with any optional cash payments that it receives from you, toward the purchase of additional shares of our common stock. Cash distributions in excess of $50,000 may be reinvested only with our prior approval.

Partial Distribution Reinvestment: The Plan Administrator will apply the cash distributions on the percentage of shares of common stock registered in your name and shares of common stock credited to your Plan account that is specified by you, together with any optional cash payments that it receives from you, toward the purchase of additional shares of our common stock. You may specify a minimum percentage of 10% and any increment of 10%, up to 90%. The Plan Administrator will pay cash distributions on your remaining shares of common stock directly to you. Cash distributions in excess of $50,000 may be reinvested only with our prior approval.

Optional Cash Payments Only: You will continue to receive cash distributions on shares of common stock registered in your name, if any, in the usual manner. You may make optional cash payments to invest in additional shares of our common stock, subject to monthly minimum and maximum purchase limits.

You may change your investment option at any time online at www.shareowneronline.com or by calling or sending written notice to the Plan Administrator. Notices received on or before a record date will be effective for the related distribution. Notices received after a record date will not be effective until after the related distribution has been paid.

Cash distributions on all shares acquired under and held in the Plan will be paid or reinvested in accordance with the full distribution reinvestment or partial distribution reinvestment option selected by you, as applicable.

REINVESTED DISTRIBUTIONS

Reinvested distributions are subject to a maximum purchase limit of $50,000 per quarter. Reinvested distributions in excess of $50,000 per quarter require our prior approval.

Each quarter, at least three business days prior to the applicable record date, we may establish a discount, ranging from 0% to 5%, from the market price of shares of common stock purchased directly from us pursuant to reinvested distributions. The discount may vary each quarter, but once established will apply uniformly to all reinvested distributions made during that quarter. This discount feature does not apply to open market purchases made with reinvested distributions.

OPTIONAL CASH PAYMENTS

Optional cash payments are subject to minimum and maximum purchase limits of $250 and $10,000, respectively, per month. Optional cash payments in excess of $10,000 require our prior approval. We may establish for any pricing period a minimum threshold price applicable to the investment of optional cash payments that exceed $10,000 and that are made pursuant to waiver requests. A minimum threshold price will be established only when shares of common stock will be purchased directly from us. A pricing period is a period of twelve consecutive trading days each month specified in advance by us.

Each month, at least three business days prior to the applicable record date, we may establish a discount, ranging from 0% to 5%, from the market price of shares of common stock purchased directly from us pursuant to optional cash payments. The discount may vary each month, but once established will apply uniformly to all optional cash payments made during that month. This discount feature does not apply to open market purchases made with optional cash payments.

INVESTMENT DATE

With respect to reinvested distributions:

(x)          the investment date for shares of common stock purchased directly from us will be the distribution payment date; and

(y)         the investment date for shares of common stock purchased on the open market will be no later than ten business days after the distribution payment date.

With respect to optional cash payments:

(x)         the investment date for shares of common stock purchased directly from us and relating to an optional cash payment of $10,000 or less will be the last day of the applicable pricing period;

(y)        the investment date for shares of common stock purchased directly from us and relating to an optional cash payment in excess of $10,000 (with our prior approval) will be each day in the applicable pricing period on which the NYSE is open for business. On each such day, 1/12 of your optional cash payment in that month will be invested. When the price on an investment date is less than the threshold price, if any, no investment will be made on that day and the corresponding portion of your optional cash payment will be returned to you; and

(z)         the investment date for open market purchases will be no later than 30 days after the applicable record date for the month.

PRICE

For reinvested distributions:

(x)         the price per share of common stock purchased directly from us will be 100%, less the discount for such quarter, if any, of the average of the high and low per share sales prices, computed to three decimal places, of our common stock on the NYSE on the investment date; and

(y)         the price per share of common stock purchased on the open market will be the weighted average of the actual prices paid, computed to three decimal places, for all shares of our common stock purchased by the Plan Administrator with all participants’ reinvested distributions for such quarter. Additionally, you will be charged a pro rata portion of any brokerage commissions or other fees or charges paid by the Plan Administrator in connection with such open market purchases.

For optional cash payments:

(x)         the price per share of common stock purchased directly from us will be 100%, less the discount for such month, if any, of the average of the high and low per share sales prices, computed to three decimal places, of our common stock on the NYSE for the trading day relating to each investment date; provided, however, that, for optional cash payments in excess of $10,000 that we approve, the price per share of common stock purchased directly from us will be 100%, less the discount for such month, if any, of the volume-weighted average price per share, computed to three decimal places, of our common stock on the NYSE during regular trading hours for the trading day relating to each investment date. For optional cash payments in excess of $10,000 that we approve, when the price on an investment date is less than the threshold price, if any, no investment will be made on that day and the corresponding portion of your optional cash payment will be returned to you. Under no circumstances will the price of common stock purchased directly from us pursuant to optional cash payments be less than 95% of the fair market value of our common stock as determined by us on the applicable investment date; and

(y)         the price per share of common stock purchased on the open market will be 100% of the weighted average of the actual prices paid, computed to three decimal places, for all shares of our common stock purchased by the Plan Administrator with all participants’ optional cash payments for such month. Additionally, you will be charged a pro rata portion of any brokerage commissions or other fees or charges paid by the Plan Administrator in connection with such open market purchases.

EXPENSES

We will pay expenses incurred in connection with shares of common stock purchased directly from us pursuant to reinvested distributions or optional cash payments. With respect to shares of common stock purchased on the open market with reinvested distributions or optional cash payments, you will be required to pay brokerage fees or commissions, which will be deducted from your distribution or optional cash payment before determining the number of shares to be purchased.

NO INTEREST PENDING INVESTMENT	No interest will be paid on cash distributions or optional cash payments pending investment under the terms of the Plan.

WITHDRAWAL	You may withdraw from the Plan with respect to all or a portion of the shares of our common stock held in your Plan account at any time by notifying the Plan Administrator in writing.

NUMBER OF SHARES OFFERED

Our Board of Directors previously authorized up to 25,000,000 shares of common stock for issuance under the Plan. As of the date of this prospectus, we have sold 837,159 shares, and 24,162,841 shares remain available for purchase under the Plan.

RISK FACTORS

Participating in the Plan and investing in our common stock will provide you with an equity ownership in Ventas.  As one of our stockholders, you will be subject to the risks inherent in our business.  The trading price of your shares will be affected by the performance of our business relative to, among other things, competition, market conditions and general economic and industry conditions.  The value of your investment may decrease, resulting in a loss.  You should carefully consider the following risk factors, as well as other information contained in this prospectus and the documents incorporated by reference herein, before deciding to participate in the Plan and invest in shares of our common stock.  These risks include, but are not limited to, the risks described in our Annual Report on Form 10-K for the year ended December 31, 2010, which is incorporated by reference in this prospectus, and any risks that may be described in other filings we make with the Commission.

Risks Relating to an Investment in Our Common Stock through the Plan

•      You will not know the price at which you will be purchasing shares under the Plan until several days after you have made an investment decision.

•      Between the time that you decide to purchase shares through the Plan and the time of actual purchase, the price of our common stock may fluctuate, or other information may become available to you that would affect your investment decision.  Accordingly, you bear the risk of buying shares through the Plan at prices higher than you would otherwise be willing to pay, or under circumstances in which you would otherwise not invest in our common stock.

•      The market price of our common stock may decline between the time you decide to sell shares of common stock in your Plan account and the time that the shares are actually sold.  If you decide to sell shares in your Plan account, you may request that the Plan Administrator either sell your shares on your behalf or issue a certificate to you so that a broker may sell your shares, which may take several days.  If the market price of our common stock declines during that time, you may lose the opportunity to sell your shares at such higher price.

•      If you request that the Plan Administrator sell shares held in your Plan account, you will not be able to direct the time or price at which the shares are sold.  Although the Plan Administrator will attempt in good faith to obtain the best price for you without delaying the sale of your shares, we cannot assure you that the Plan Administrator will be able to sell your shares at the highest possible price.  Moreover, the Plan Administrator may sell your shares at a price that is lower than the price at which you would otherwise prefer to sell your shares.

Risks Arising From Our Business

We depend on Kindred and Brookdale Senior Living for a significant portion of our revenues and operating income; Any inability or unwillingness by Kindred or Brookdale Senior Living to satisfy its obligations under its agreements with us could have a Material Adverse Effect on us.

We lease a substantial portion of our properties to Kindred Healthcare, Inc.  (together with its subsidiaries, “Kindred”) and Brookdale Senior Living Inc. (together with its subsidiaries, “Brookdale Senior Living”), and they are each a significant source of our total revenues and operating income.  Since our master lease agreements with Kindred (the “Kindred Master Leases”) and our leases with Brookdale Senior Living are triple-net leases, we depend on Kindred and Brookdale Senior Living not only for rental income, but also to pay insurance, taxes, utilities and maintenance and repair expenses in connection with the leased properties.  Any inability or unwillingness by Kindred or Brookdale Senior Living to make rental payments to us or to otherwise satisfy its obligations under its agreements with us could have a material adverse effect on our business, financial condition, results of operations and liquidity, on our ability to service our indebtedness and other obligations and on our ability to make distributions to our stockholders, as required for us to continue to qualify as a REIT (a “Material Adverse Effect”).  In addition, any failure by Kindred or Brookdale Senior Living to effectively conduct its operations or to maintain and improve our properties could adversely affect its business reputation and its ability to attract and retain patients and residents in our properties, which could have a Material Adverse Effect on us.  Kindred and Brookdale Senior Living have also agreed to indemnify, defend and hold us harmless from and against various claims, litigation and liabilities arising in connection with their respective businesses, and we cannot assure you that either Kindred or Brookdale Senior Living will have sufficient assets, income, access to financing and insurance coverage to enable it to satisfy its indemnification obligations.

The properties managed by Sunrise and Atria account for a significant portion of our revenues and operating income; Although Sunrise and Atria are managers, not tenants, in our properties, adverse developments in their business and affairs or financial condition could have a Material Adverse Effect on us.

As of September 30, 2011, Sunrise Senior Living, Inc. (together with its subsidiaries, “Sunrise”) and Atria Senior Living, Inc. (together with its subsidiaries, “Atria”), collectively, managed 196 of our seniors housing communities pursuant to long-term management agreements.  These properties represent a substantial portion of our portfolio, based on their gross book value, and account for a significant portion of our total revenues and operating income.  Although we have various rights as owner under the Sunrise and Atria management agreements, we rely on Sunrise’s and Atria’s personnel, good faith, expertise, historical performance, technical resources and information systems, proprietary information and judgment to manage our seniors housing communities efficiently and effectively.  We also rely on Sunrise and Atria to set resident fees, to provide accurate property-level financial results for our properties in a timely manner and to otherwise operate those properties in accordance with the terms of our management agreements and in compliance with all applicable laws and regulations.  For example, we depend on Sunrise’s and Atria’s ability to attract and retain skilled management personnel who are responsible for the day-to-day operations of our seniors housing communities.  A shortage of nurses or other trained personnel or general inflationary pressures may force Sunrise or Atria to enhance its pay and benefits package to compete effectively for such personnel, and Sunrise or Atria may not be able to offset such added costs by increasing the rates charged to residents.  Any increase in labor costs and other property operating expenses, any failure by Sunrise or Atria to attract and retain qualified personnel, or changes in Sunrise’s or Atria’s senior management could adversely affect the income we receive from our seniors housing communities and have a Material Adverse Effect on us.

Because Sunrise and Atria do not lease properties from us, we are not directly exposed to credit risk with respect to those entities.  However, any adverse developments in Sunrise’s or Atria’s business and affairs or financial condition could impair their ability to manage our properties efficiently and effectively and could have a Material Adverse Effect on us.  If Sunrise or Atria experiences any significant financial, legal, accounting or regulatory difficulties due to the weakened economy or otherwise, such difficulties could result in, among other adverse events, acceleration of its indebtedness, impairment of its continued access to capital, the enforcement of default remedies by its counterparties or the commencement of insolvency proceedings by or against it under the U.S. Bankruptcy Code, any one or a combination of which indirectly could have a Material Adverse Effect on us.

We face potential adverse consequences of bankruptcy or insolvency by our tenants, operators, borrowers, managers and other obligors.

We are exposed to the risk that our tenants, operators, borrowers, managers or other obligors could become bankrupt or insolvent.  Although our lease, loan and management agreements provide us with the right to exercise certain remedies in the event of default on the obligations owing to us or upon the occurrence of certain insolvency events, the bankruptcy and insolvency laws afford certain rights to a party that has filed for bankruptcy or reorganization.  For example, a debtor-lessee may reject its lease with us in a bankruptcy proceeding.  In such a case, our claim against the debtor-lessee for unpaid and future rents would be limited by the statutory cap of the U.S. Bankruptcy Code.  This statutory cap might be substantially less than the remaining rent actually owed under the lease, and it is quite likely that any claim we might have for unpaid rent would not be paid in full.  In addition, a debtor-lessee may assert in a bankruptcy proceeding that its lease should be re-characterized as a financing agreement.  If such a claim is successful, our rights and remedies as a lender, compared to a landlord, would generally be more limited.  Similarly, if a debtor- manager seeks bankruptcy protection, the automatic stay provisions of the U.S. Bankruptcy Code would preclude us from enforcing our remedies against the manager unless relief is first obtained from the court having jurisdiction over the bankruptcy case.  In the event of an obligor bankruptcy, we may also be required to fund certain expenses and obligations (e.g., real estate taxes, debt costs and maintenance expenses) to preserve the value of our properties, avoid the imposition of liens on a property and/or transition a property to a new tenant, operator or manager.

We may be unable to reposition our properties on as favorable terms, or at all, if we have to replace any of our tenants or operators, and we may be subject to delays, limitations and expenses in repositioning our assets.

We cannot predict whether our tenants will renew existing leases upon their expiration.  If the Kindred Master Leases, our leases with Brookdale Senior Living or any of our other leases are not renewed, we would be required to reposition those properties with another tenant or operator.  In case of non-renewal, we generally have one year prior to expiration of the lease term to arrange for such repositioning and our tenants are required to continue to perform all of their obligations (including the payment of all rental amounts) for the non-renewed assets until such expiration.  However, following expiration of the lease term or in the event we exercise our right to replace a tenant upon a lease default, during any period that we are attempting to locate a suitable replacement tenant or operator, there could be a decrease or cessation of rental payments on those properties.  We also might not be successful in identifying suitable replacements or entering into leases with new tenants or operators on a timely basis or on terms as favorable to us as our current leases, if at all, and we may be required to fund certain expenses and obligations (e.g., real estate taxes, debt costs and maintenance expenses) to preserve the value and avoid the imposition of liens on properties while they are being repositioned.

Our ability to reposition our properties with another suitable tenant or operator could be significantly delayed or limited by various state licensing, receivership, certificate of need (CON) or other laws, as well as by the Medicare and Medicaid change-of-ownership rules.  We could also incur substantial additional expenses in connection with any licensing, receivership or change-of-ownership proceedings.  In the case of our medical office buildings (“MOBs”), our ability to locate suitable replacement tenants could be impaired by the specialized medical uses of those properties, and we may be required to spend substantial amounts to adapt the MOB to other uses.  Any such delays, limitations and expenses could adversely impact our ability to collect rent, obtain possession of leased properties or otherwise exercise remedies for tenant default and could have a Material Adverse Effect on us.

The acquisition of NHP presents certain risks to our business and operations.

In July 2011, we acquired NHP in a stock-for-stock transaction.  Pursuant to the terms and subject to the conditions set forth in the agreement and plan of merger dated as of February 27, 2011, at the effective time of the merger, each outstanding share of NHP common stock (other than shares owned by us or any of our subsidiaries or any wholly owned subsidiary of NHP) was converted into the right to receive 0.7866 shares of our common stock, with cash paid in lieu of fractional shares.

The NHP acquisition presents certain risks to our business and operations, including, among other things, that:

•      we may be unable to successfully integrate our business and NHP’s business and realize the anticipated benefits of the merger or do so within the anticipated timeframe;

•      we may not be able to effectively manage our expanded operations;

•      changes to the composition of our board of directors made upon completion of the merger may affect future decisions relating to our company;

•      we may be unable to retain key employees;

•      the market price of our common stock may decline; and

•      we may be unable to continue paying dividends at the current rate.

We cannot assure you that we will be able to integrate NHP’s business without encountering difficulties or that any such difficulties will not have a Material Adverse Effect on us.

We have now, and may have in the future, exposure to contingent rent escalators, which can hinder our growth and profitability.

We receive a significant portion of our revenues by leasing our assets under long-term triple-net leases in which the rental rate is generally fixed with annual escalations.  Certain of our leases contain escalators contingent upon the achievement of specified revenue parameters or based on changes in the Consumer Price Index.  If the revenues generated by our triple-net leased properties as a result of weak economic conditions or other factors or the Consumer Price Index does not increase, our revenues attributed to these leases may not increase.

The weakened economy could adversely impact our operating income and earnings, as well as the results of operations of our tenants and operators, which could impair their ability to meet their obligations to us.

Continued concerns about the U.S. economy and the systemic impact of high unemployment, volatile energy costs, geopolitical issues, the availability and cost of credit, the U.S. mortgage market and a severely distressed real estate market have contributed to increased market volatility and weakened business and consumer confidence.  This difficult operating environment could adversely affect our ability to generate revenues and/or increase our costs in our senior living and MOB operations, thereby reducing our operating income and earnings.  It could also have an adverse impact on the ability of our tenants and operators to maintain occupancy and rates in our properties, which could harm their financial condition.  These economic conditions could cause us to experience operating deficiencies in our senior living and MOB operations and/or cause our tenants and operators to be unable to meet their rental payments and other obligations due to us, which could have a Material Adverse Effect on us.

If the federal government’s borrowing authority is not increased as needed to meet its future obligations or if the debt rating on U.S. government securities is downgraded, our access to and cost of capital may be adversely affected; Any legislation to address the federal government’s borrowing authority or projected operating deficit could have a material adverse effect on our operators’ liquidity, financial condition or results of operations.

The amount of debt that the federal government is permitted to incur (the “debt ceiling”) is limited by statute and can be increased only by legislation adopted by the U.S. Congress.  Prior to the passage of the Budget Control Act of 2011 (the “Budget Control Act”), the U.S. Department of the Treasury had indicated in public statements that, without an increase of the debt ceiling, the federal government would be unable to meet all of its financial commitments beginning in August 2011.  Despite the legislation enacted on August 2, 2011 to lift the debt ceiling and reduce the federal government’s projected operating deficit, the federal government’s failure to further increase the debt ceiling as needed to meet its future financial commitments and/or a downgrade in the debt rating on U.S. government securities could lead to a weakened U.S. dollar, rising interest rates and constrained access to capital, which could materially adversely affect the U.S. and global economies, increase our costs of borrowing and have a Material Adverse Effect on us.

To implement the Budget Control Act, President Obama and members of the U.S. Congress have proposed various spending cuts and tax reform initiatives, some of which could result in changes (including substantial reductions in funding) to Medicare, Medicaid or Medicare Advantage Plans.  Under the agreement reached to allow the federal government to raise the debt ceiling in August, a twelve-member, bipartisan committee has been given a deadline of November 23, 2011 to develop recommendations for reducing the federal budget deficit by a total of at least $1.2 trillion over ten years.  If the committee cannot agree on a plan, or if the U.S. Congress does not enact the committee’s recommendations by December 23, 2011, $1.2 trillion in automatic spending cuts, including potential reductions in Medicare provider payments, could take effect beginning in January 2013.  These measures and any future federal legislation relating to the debt ceiling or deficit reduction could have a material adverse effect on our operators’ liquidity, financial condition or results of operations, which could adversely affect their ability to satisfy their obligations to us and which, in turn, could have a Material Adverse Effect on us.

We may be unable to successfully foreclose on the collateral securing our real estate loan investments, and even if we are successful in our foreclosure efforts, we may be unable to successfully reposition the properties, which may adversely affect our ability to recover our investments.

If a borrower defaults under any of our mortgage loans, we may have to foreclose on the collateral securing the loan or protect our interest by acquiring title to the property and thereafter making substantial improvements or repairs in order to maximize the property’s investment potential.  The borrower may contest enforcement of foreclosure or other remedies, seek bankruptcy protection against our exercise of enforcement or other remedies and/or bring claims for lender liability in response to actions to enforce mortgage obligations.  If the borrower seeks bankruptcy protection, the automatic stay provisions of the U.S. Bankruptcy Code would preclude us from enforcing foreclosure or other remedies against the borrower unless relief is first obtained from the court having jurisdiction over the bankruptcy case.  Foreclosure-related costs, high loan-to-value ratios or declines in the value of the property may prevent us from realizing an amount equal to our mortgage loans upon foreclosure, and we may be required to record a valuation allowance for such losses.  Even if we are able to successfully foreclose on the collateral securing our real estate loan investments, we may inherit properties that we are unable to expeditiously reposition with new tenants or operators, if at all, which would adversely affect our ability to recover our investment.

We are exposed to various operational risks, liabilities and claims with respect to our operating assets that may adversely affect our ability to generate revenues and/or increase our costs and could have a Material Adverse Effect on us.

We are exposed to various operational risks, liabilities and claims with respect to our operating assets, including our third-party managed seniors housing communities and our MOBs, that may adversely affect our ability to generate revenues and/or increase our costs, thereby reducing our profitability.  These risks include fluctuations in occupancy levels, the inability to achieve economic resident fees (including anticipated increases in those fees), rent control regulations, increases in costs of materials, energy, labor (as a result of unionization or otherwise) and services, national and regional economic conditions, the imposition of new or increased taxes, capital expenditure requirements, professional and general liability claims and the availability and costs of professional and general liability insurance.  Any one or a combination of these factors could result in operating deficiencies at our operating assets which could have a Material Adverse Effect on us.

We may encounter certain risks when implementing our business strategy to pursue investments in, and/or acquisitions or development of, additional seniors housing and/or healthcare assets.

We intend to continue to pursue investments in, and/or acquisitions or development of, additional seniors housing and/or healthcare assets domestically and internationally, subject to the contractual restrictions contained in our unsecured revolving credit facility and the indentures governing our outstanding senior notes.  Investments in and acquisitions of these properties, including our acquisitions of NHP and substantially all of the real estate assets of Atria Senior Living, entail general risks associated with any real estate investment, including risks that the investment will fail to perform in accordance with expectations, that the estimates of the cost of improvements necessary for acquired properties will prove inaccurate or that the tenant, operator or manager will fail to meet performance expectations.  Furthermore, healthcare properties are often highly customized and may require costly tenant-specific improvements.

In addition, any new development projects that we pursue would be subject to risks of construction delays or cost overruns that may increase project costs, new project commencement risks such as receipt of zoning, occupancy and other required governmental approvals and permits and the risk of incurring development costs in connection with projects that are not pursued to completion.  Investments in and acquisitions of properties outside the United States would also expose us to legal, economic and market risks associated with operating in foreign countries, such as currency and tax risks.  If we incur additional debt or issue equity securities, or both, to finance future investments, acquisitions or development activity, our leverage could increase or our per share financial results could be reduced.

When we attempt to finance, acquire or develop properties, we compete with healthcare providers, other healthcare REITs, healthcare lenders, real estate partnerships, banks, insurance companies, private equity firms and other investors, some of whom may have greater financial resources and lower costs of capital than we do.  Our ability to compete successfully for investment and acquisition opportunities is affected by many factors, including our cost of obtaining debt and equity capital at rates comparable to or better than our competitors.  Increased competition makes it more challenging for us to identify and successfully capitalize on opportunities that meet our business objectives and could improve the bargaining power of property owners seeking to sell, thereby impeding our investment, acquisition and development activities.  See “Business—Competition” included in Item 1 of our Annual Report on Form 10-K for the year ended December 31, 2010 (the “2010 Form 10-K”).  Even if we succeed in identifying and competing for such opportunities, we could encounter unanticipated difficulties and expenditures relating to the properties or businesses we invest in or acquire, the investment or acquisition could divert management’s attention from our existing business, or the value of such investment or acquisition could decrease substantially, some or all of which could have a Material Adverse Effect on us.

As we invest in, and/or acquire or develop, additional seniors housing and/or healthcare assets or businesses, we expect that the number of operators of our properties and, potentially, our business segments will increase.  We cannot assure you that we will have the capabilities to successfully monitor and manage a portfolio of properties with a growing number of operators and/or manage such businesses.  Moreover, in some cases, acquisitions require the integration of companies that have previously operated independently.  Successful integration of the operations of those companies will depend primarily on our ability to consolidate operations, systems, procedures and personnel to eliminate redundancies and costs.  Potential difficulties we could encounter during integration include the loss of key employees, disruption of our business, possible inconsistencies in standards, controls, procedures and policies, and the assumption of unexpected liabilities.  In addition, projections of estimated future revenues, costs savings or operating metrics that we develop during the due diligence and integration planning process could prove to be inaccurate.  If we experience any of these difficulties, or if we later discover additional liabilities or experience unforeseen costs relating to acquisitions, we might not achieve the economic benefit we expect, which could have a Material Adverse Effect on us.

Our investments are concentrated in seniors housing and healthcare real estate, making us more vulnerable economically than if our investments were diversified.

We invest primarily in real estate—in particular, seniors housing and healthcare properties.  This concentration exposes us to all of the risks inherent in investments in real estate to a greater degree than if our portfolio was diversified, and these risks are magnified by the fact that our real estate investments are limited to properties used in the seniors housing or healthcare industries.  If the current downturn in the real estate industry continues or intensifies, it could adversely affect the value of our properties and our ability to sell properties for a price or on terms acceptable to us.  A downturn in the seniors housing or healthcare industries could negatively impact our operating income and earnings, as well as our operators’ ability to make rental payments to us, which, in turn, could have a Material Adverse Effect on us.

Because real estate investments are relatively illiquid, our ability to quickly sell or exchange any of our properties in response to changes in economic or other conditions will be limited.  In addition, transfers of healthcare properties may be subject to regulatory approvals that are not required for transfers of other types of commercial properties.  We cannot give any assurances that we will recognize full value for any property that we are required to sell for liquidity reasons.  This inability to respond quickly to changes in the performance of our investments could adversely affect our business, results of operations and financial condition.

The healthcare industry is highly competitive.  The occupancy levels at, and revenues from, our properties depend on the ability of our operators and managers to successfully compete with other operators and managers, including on the bases of scope and quality of care and services provided, reputation and financial condition, physical appearance of the properties, price and location.  We cannot be certain that our operators and managers will be able to achieve and maintain occupancy and rate levels that will enable them to meet all of their obligations to us.  Moreover, our operators and managers may encounter increased competition in the future that could limit their ability to attract residents and patients or expand their businesses, which could materially adversely affect their ability to meet their obligations to us and, in turn, could have a Material Adverse Effect on us.

Furthermore, the healthcare industry is highly regulated, and changes in government regulation and reimbursement in the past have had material adverse consequences on the industry in general, which consequences may not have been contemplated by lawmakers and regulators.  We cannot assure you that future changes in government regulation of healthcare will not have a material adverse effect on the healthcare industry, including our seniors housing and healthcare operations, tenants and operators.  Our ability to invest in non-seniors housing or non-healthcare properties is restricted by the terms of our unsecured revolving credit facility, so these adverse effects may be more pronounced than if we diversified our investments outside of real estate or outside of seniors housing or healthcare properties.

Our tenants, operators and managers may be adversely affected by increasing healthcare regulation and enforcement.

Over the last several years, the regulatory environment surrounding the long-term healthcare industry has intensified both in the amount and type of regulations and in the efforts to enforce those regulations.  This is particularly true for large for-profit, multi-facility providers like Kindred, Brookdale Senior Living and Sunrise.  The extensive federal, state and local laws and regulations affecting the healthcare industry include those relating to, among other things, licensure, conduct of operations, ownership of facilities, addition of facilities and equipment, allowable costs, services, prices for services, qualified beneficiaries, quality of care, patient rights, fraudulent or abusive behavior, and financial and other arrangements which may be entered into by healthcare providers.  Changes in enforcement policies by federal and state governments have resulted in a significant increase in the number of inspections, citations of regulatory deficiencies and other regulatory sanctions, including terminations from the Medicare and Medicaid programs, bars on Medicare and Medicaid payments for new admissions, civil monetary penalties and even criminal penalties.  See “Governmental Regulation—Healthcare Regulation” included in Item 1 of the 2010 Form 10-K.

If our tenants, operators and managers fail to comply with the extensive laws, regulations and other requirements applicable to their businesses and the operation of our properties, they could become ineligible to receive reimbursement from governmental and private third-party payor programs, face bans on admissions of new patients or residents, suffer civil and/or criminal penalties and/or be required to make significant changes to their operations.  Our tenants, operators and managers also could be forced to expend considerable resources responding to an investigation or other enforcement action under applicable laws or regulations.  In such event, the results of operations and financial condition of our tenants, operators and managers and the results of operations of our properties operated or managed by those entities could be adversely affected, which, in turn, could have a Material Adverse Effect on us.  We are unable to predict the future course of federal, state and local regulation or legislation, including the Medicare and Medicaid statutes and regulations, or the intensity of enforcement efforts with respect to such regulation and legislation, and any changes in the regulatory framework could likewise have a material adverse effect on our tenants, operators and managers, which, in turn, could have a Material Adverse Effect on us.

Changes in the reimbursement rates or methods of payment from third-party payors, including the Medicare and Medicaid programs, could have a material adverse effect on certain of our tenants and operators.

Kindred and certain of our other tenants and operators rely on reimbursement from third-party payors, including the Medicare and Medicaid programs, for substantially all of their revenues.  Various federal and state legislative and regulatory proposals have been made that would implement cost-containment measures that limit payments to healthcare providers.  Budget crises and financial shortfalls could also cause states to implement Medicaid rate freezes or cuts.  See “Governmental Regulation—Healthcare Regulation” included in Item 1 of the 2010 Form 10-K and “Recent Developments Regarding Governmental Regulation” included in Part I, Item 2 of our Quarterly Report on Form 10-Q for the quarter ended September 30, 2011.  In addition, private third-party payors have continued their efforts to control healthcare costs.  We cannot assure you that adequate reimbursement levels will be available for services to be provided by Kindred and our other tenants and operators that are currently being reimbursed by Medicare, Medicaid or private payors.  Significant limits by governmental and private third-party payors on the scope of services reimbursed and on reimbursement rates and fees could have a material adverse effect on the liquidity, financial condition and results of operations of certain of our tenants and operators, which could affect adversely their ability to make rental payments under, and otherwise comply with the terms of, their leases with us.

We have only limited rights to terminate our management agreements with Sunrise and Atria, and we may be unable to replace Sunrise or Atria if our management agreements are terminated or not renewed.

We are parties to long-term management agreements with each of Sunrise and Atria pursuant to which Sunrise and Atria, collectively, provide comprehensive property management services with respect to 196 of our seniors housing communities.

Each management agreement with Sunrise has an original term of 30 years commencing as early as 2004, and each management agreement with Atria has a term of ten years, subject to successive automatic ten-year renewal periods.  Each management agreement with Sunrise or Atria may be terminated by us upon the occurrence of an event of default by Sunrise or Atria, respectively, in the performance of a material covenant or term thereof (including, in certain circumstances, the revocation of any licenses or certificates necessary for operation), subject in most cases to Sunrise’s or Atria’s rights to cure such defaults.  Each management agreement with Sunrise or Atria may also be terminated upon the occurrence of certain insolvency events relating to Sunrise or Atria, respectively.  In addition, we may terminate each management agreement with Sunrise based on the failure to achieve certain net operating income targets or to comply with certain expense control covenants and each management agreement with Atria based on the failure to achieve certain net operating income targets.  Under certain circumstances, we may also terminate each management agreement with Atria upon the payment of a fee.  However, various legal and contractual considerations may limit or delay our exercise of any or all of these termination rights.

In the event that our management agreements with Sunrise or Atria are terminated for any reason or are not renewed upon expiration of their terms, we will have to find another manager for the properties covered by those agreements.  We believe there are a number of qualified national and regional seniors care providers that would be interested in managing our seniors housing communities.  However, we cannot assure you that we will be able to locate another suitable manager or, if we are successful in locating such a manager, that it will manage the properties effectively.  Moreover, any such replacement manager would require approval by the applicable regulatory authority and, in most cases, the mortgage lender of the applicable property.  We cannot assure you that such approvals would be granted or that, if granted, the process of seeking such approvals would not cause delay.  Any inability or lengthy delay in replacing Sunrise or Atria as manager following termination or non-renewal of our management agreements could have a Material Adverse Effect on us.

Our investments in joint ventures could be adversely affected by our lack of sole decision-making authority regarding major decisions, our reliance on our joint venture partners’ financial condition, any disputes that may arise between us and our joint venture partners and our exposure to potential losses from the actions of our joint venture partners.

As of September 30, 2011, we had controlling interests in eleven MOBs and eighteen seniors housing communities owned through joint ventures with third parties, and we had noncontrolling interests of between 5% and 25% in 58 MOBs, 20 seniors housing communities and fourteen skilled nursing facilities owned through joint ventures with institutional third parties.  These joint ventures involve risks not present with respect to our wholly owned properties, including the following:

•      We may be prevented from taking actions that are opposed by our joint venture partners.  Under certain of our joint venture arrangements, we may share decision-making authority with our joint venture partners regarding major decisions affecting the ownership or operation of the joint venture and any property owned by the joint venture, such as the sale or financing of the property or the making of additional capital contributions for the benefit of the property.  For joint ventures in which we have a noncontrolling interest, our joint venture partners may take actions that we oppose;

•      Our ability to transfer our interest in a joint venture to a third party may be restricted.  Prior consent of our joint venture partners may be required for a sale or transfer to a third party of our interests in such joint ventures;

•      Our joint venture partners might become bankrupt or fail to fund their share of required capital contributions, which may delay construction or development of a property or increase our financial commitment to the joint venture;

•      Our joint venture partners may have business interests or goals with respect to the property that conflict with our business interests and goals, which could increase the likelihood of disputes regarding the ownership, management or disposition of the property;

•      Disputes may develop with our joint venture partners over decisions affecting the property or the joint venture, which may result in litigation or arbitration that could increase our expenses, distract our officers and/or directors from focusing their time and effort on our business and disrupt the day-to-day operations of the property, such as by delaying the implementation of important decisions until the conflict or dispute is resolved; and

•      We may suffer losses as a result of the actions of our joint venture partners with respect to our joint venture investments.

We may be adversely affected by fluctuations in currency exchange rates.

We currently own twelve seniors housing communities in the Canadian provinces of Ontario and British Columbia.  As a result, we are subject to fluctuations in U.S. and Canadian exchange rates, which may, from time to time, have an impact on our financial condition and results of operations.  Increases or decreases in the value of the Canadian dollar will impact the amount of our net income.  In addition, if we increase our international presence through investments in, and/or acquisitions or development of, seniors housing and/or healthcare assets outside the United States, we may transact additional business in currencies other than U.S. or Canadian dollars.  Although we may decide to pursue hedging alternatives, including borrowing in local currencies, to protect against foreign currency fluctuations, we cannot assure you that any such fluctuations will not have a Material Adverse Effect on us.

Revenues from our senior living operations are dependent on private pay sources; Events which adversely affect the ability of seniors to afford our daily resident fees could cause our occupancy rates, resident fee revenues and results of operations to decline.

By and large, assisted and independent living services currently are not reimbursable under government reimbursement programs, such as Medicare and Medicaid.  Hence, substantially all of the resident fee revenues generated by our senior living operations are derived from private pay sources consisting of income or assets of residents or their family members.  In general, due to the expense associated with building new properties and the staffing and other costs of providing services at these properties, only seniors with income or assets meeting or exceeding the comparable median in the regions where our properties are located typically can afford to pay the daily resident and care fees.  The current economic downturn and depressed housing market, as well as other events such as changes in demographics, could adversely affect the ability of seniors to afford these fees.  If the managers of our seniors housing communities are unable to attract and retain seniors with sufficient income, assets or other resources required to pay the fees associated with assisted and independent living services, our occupancy rates, resident fee revenues and results of operations could decline, which, in turn, could have a Material Adverse Effect on us.

Our ownership of certain properties subject to ground lease, air rights or other restrictive agreements exposes us to the loss of such properties upon breach or termination of such agreements, limits our uses of these properties and restricts our ability to sell or otherwise transfer such properties.

We hold interests in certain of our MOB properties through leasehold interests in the land on which the buildings are located, through leases of air rights for the space above the land on which the buildings are located or through similar agreements, and we may acquire or develop additional properties in the future that are subject to similar ground lease, air rights or other restrictive agreements.  Under these agreements, we are exposed to the possibility of losing our interests in the property upon termination or an earlier breach by us.  In addition, many of our ground lease, air rights and other restrictive agreements impose significant limitations on our uses of the subject properties and restrict our right to convey our interest in such agreements, which may limit our ability to timely sell or exchange the properties and impair their value.

Overbuilding in markets in which our seniors housing communities and MOBs are located could adversely affect our future occupancy rates, operating margins and profitability.

Barriers to entry in the assisted living and MOB industries are not substantial.  Consequently, the development of new seniors housing communities or MOBs could outpace demand.  If the development of new seniors housing communities or MOBs outpaces demand for those asset types in the markets in which our properties are located, those markets may become saturated and we could experience decreased occupancy, reduced operating margins and lower profitability.

Termination of resident lease agreements could adversely affect our revenues and earnings.

Applicable regulations governing assisted living communities generally require written resident lease agreements with each resident.  Most of these regulations also require that each resident have the right to terminate the resident lease agreement for any reason on reasonable notice.  Consistent with these regulations, the resident lease agreements signed by the managers of our seniors housing communities generally allow residents to terminate their lease agreements on 30 days’ notice.  Thus, our managers cannot contract with residents to stay for longer periods of time, unlike typical apartment leasing arrangements with terms of up to one year or longer.  In addition, the resident turnover rate in our seniors housing communities may be difficult to predict.  If a large number of resident lease agreements terminate at or around the same time, and if our units remained unoccupied, then our revenues and earnings could be adversely affected, which, in turn, could have a Material Adverse Effect on us.

Volatility or disruption in the capital markets could prevent our counterparties from satisfying their obligations to us.

                Uncertainty in the capital markets and tightening of credit markets, similar to that experienced in recent years, could make accessing new capital more challenging and more expensive for our counterparties.  Interest rate fluctuations, financial market volatility or credit market disruptions could limit the ability of our tenants, operators and managers to obtain credit to finance their businesses on acceptable terms, which could adversely affect their ability to satisfy their obligations to us.  In addition, any difficulty in accessing capital or other sources of funds experienced by our other counterparties, such as letters of credit issuers, insurance carriers, banking institutions, title companies and escrow agents, could prevent such counterparties from remaining viable entities and/or satisfying their obligations to us, which could have a Material Adverse Effect on us.

The amount and scope of insurance coverage provided by our policies and policies maintained by our tenants, operators and managers may not adequately insure against losses.

We maintain and/or require in our existing leases and other agreements that our tenants, operators and managers maintain all applicable lines of insurance on our properties and their operations.  Although we continually review the insurance maintained by us and our tenants, operators and managers and believe the coverage provided to be customary for similarly situated companies in our industry, we cannot assure you that in the future such insurance will be available at a reasonable cost or that we or our tenants, operators and managers will be able to maintain adequate levels of insurance coverage.  We also cannot give any assurances as to the future financial viability of our insurers or that the insurance coverage provided will fully cover all losses on our properties upon the occurrence of a catastrophic event.

Should an uninsured loss or a loss in excess of insured limits occur, we could incur substantial liability or lose all or a portion of the capital we have invested in a property, as well as the anticipated future revenues from the property.  In such an event, we might nevertheless remain obligated for any mortgage debt or other financial obligations related to the property.  We cannot assure you that material uninsured losses, or losses in excess of insurance proceeds, will not occur in the future.

As part of our MOB development business, we provide engineering, construction and architectural services, and design, construction or systems failures may result in substantial injury or damage to clients and/or third parties.  Injury or damage claims may arise in the ordinary course and may be asserted with respect to ongoing or completed projects.  Although we maintain liability insurance, if any claim results in a loss, we cannot assure you that our insurance coverage would be adequate to cover the loss in full.  If we sustain losses in excess of our insurance coverage, we may be required to make a payment for the difference and could lose our investment in, and/or experience reduced profits and cash flows from, the affected MOB, which could have a Material Adverse Effect on us.

Significant legal actions could subject us or our tenants, operators and managers to increased operating costs and substantial uninsured liabilities, which could materially adversely affect our or their liquidity, financial condition and results of operation.

From time to time, we may be directly involved in lawsuits and other legal proceedings.  We may also be named as defendants in lawsuits arising out of alleged actions of our tenants, operators and managers for which such tenants, operators and managers have agreed to indemnify, defend and hold us harmless from and against certain claims and liabilities.  An unfavorable resolution of pending or future litigation could have a Material Adverse Effect on us.

Our tenants, operators and managers continue to experience increases in both the frequency and severity of professional liability claims.  In addition to large compensatory claims, plaintiffs’ attorneys continue to seek significant punitive damages and attorneys’ fees.  Due to the historically high frequency and severity of professional liability claims against healthcare providers, the availability of professional liability insurance has been restricted and the premiums on such insurance coverage remain very high.  As a result, the insurance coverage of our tenants, operators and managers might not cover all claims against them or continue to be available to them at a reasonable cost.  If our tenants, operators and managers are unable to maintain adequate insurance coverage or are required to pay punitive damages, they may be exposed to substantial liabilities.

In addition, many healthcare providers are pursuing different organizational and corporate structures coupled with self-insurance programs that provide less insurance coverage.  For example, Kindred insures its professional liability risks, in part, through a wholly owned, limited purpose insurance company, which insures initial losses up to specified coverage levels per occurrence with no aggregate coverage limit.  Coverage for losses in excess of those per occurrence levels is maintained through unaffiliated commercial insurance carriers up to an aggregate limit, and all claims in excess of the aggregate limit are then insured by the limited purpose insurance company.  Similarly, Sunrise maintains a self-insurance program to cover its general and professional liabilities.  Our tenants, operators and managers, like Kindred and Sunrise, that insure any part of their general and professional liability risks through their own captive limited purpose entities generally estimate the future cost of general and professional liability through actuarial studies that rely primarily on historical data.  However, due to the rise in the number and severity of professional claims against healthcare providers, these actuarial studies may underestimate the future cost of claims, and reserves for future claims may not be adequate to cover the actual cost of those claims.

As a result, the tenants, operators and managers of our properties could incur large funded and unfunded professional liability expense, which could materially adversely affect their liquidity, financial condition and results of operations, and, in turn, their ability to make rental payments under, or otherwise comply with the terms of, their leases with us or, in the case of our senior living operations, our results of operations, which could have a Material Adverse Effect on us.

The hospitals on whose campuses our MOBs are located and their affiliated health systems could fail to remain competitive or financially viable, which could adversely impact their ability to attract physicians and physician groups to our MOBs.

Our MOB operations depend on the viability of the hospitals on or near whose campuses our MOBs are located and their affiliated health systems in order to attract physicians and other healthcare-related clients.  The viability of these hospitals, in turn, depends on factors such as the quality and mix of healthcare services provided, competition, demographic trends in the surrounding community, market position and growth potential, as well as the ability of the affiliated health systems to provide economies of scale and access to capital.  If a hospital on or near whose campus one of our MOBs is located is unable to meet its financial obligations, and if an affiliated health system is unable to support that hospital, the hospital may not be able to compete successfully or it could be forced to close or relocate, which could adversely impact its ability to attract physicians and other healthcare-related clients.  Because we rely on our proximity to and affiliations with these hospitals to create demand for space in our MOBs, their inability to remain competitive or financially viable, or to attract physicians and physician groups, could materially adversely affect our MOB operations and have a Material Adverse Effect on us.

We may not be able to maintain or expand our relationships with our existing and future hospital and health system clients.

The success of our MOB business depends, to a large extent, on our past, current and future relationships with hospital and health system clients.  We invest a significant amount of time to develop these relationships, and they have helped us to secure acquisition and development opportunities, as well as other advisory, property management and hospital project management projects, with both new and existing clients.  If any of our relationships with hospital or health system clients deteriorates, or if a conflict of interest or non-compete arrangement prevents us from expanding these relationships, our ability to secure new acquisition and development opportunities or other advisory, property management and hospital project management projects could be adversely impacted and our professional reputation within the industry could be damaged.

Our MOB development projects, including development projects undertaken on a fee-for-service basis or through our joint ventures, may not yield anticipated returns.

A key component of our MOB long-term growth strategy is exploring development opportunities and, when appropriate, making investments in those projects.  In deciding whether to make an investment in a particular MOB development, we make certain assumptions regarding the expected future performance of that property.  These assumptions are subject to risks normally associated with these projects, including, among others:

•      we may be unable to obtain financing for these projects on favorable terms or at all;

•      we may not complete development projects on schedule or within budgeted amounts;

•      we may encounter delays or refusals in obtaining all necessary zoning, land use, building, occupancy, environmental and other required governmental permits and authorizations, or underestimate the costs necessary to bring the property up to market standards;

•      development and construction delays may give tenants the right to terminate preconstruction leases or cause us to incur additional costs;

•      volatility in the price of construction materials and labor may increase our development costs;

•      hospitals or health systems may maintain significant decision-making authority with respect to the development schedule;

•      one of our builders may fail to perform or satisfy the expectations of our clients or prospective clients;

•      we may incorrectly forecast risks associated with development in new geographic regions;

•      tenants may not lease space at the quantity or rental rate levels projected;

•      competition from other developments may lure away desirable tenants;

•      the demand for the development project may decrease prior to completion; and

•      lease rates and rents at newly developed properties may fluctuate depending on a number of factors, including market and economic conditions.

Moreover, in MOB development projects undertaken on a fee-for-service basis, we generally construct properties for clients in exchange for a fixed fee, which creates risks such as the inability to pass on increased labor and construction material costs to our clients, development and construction delays that could give our counterparties the right to receive penalties from us, and bankruptcy or default by our contractors.  We attempt to mitigate these risks by establishing certain limits on our obligations, shifting some of the risk to the general contractor and/or seeking other legal protections.

If any of the foregoing risks occur, our MOB development projects, including development projects undertaken on a fee-for-service basis or through our joint ventures, may not yield anticipated returns, which could materially adversely affect our MOB operations and have a Material Adverse Effect on us.

Our operators may be sued under a federal whistleblower statute.

Our operators who engage in business with the federal government may be sued under a federal whistleblower statute designed to combat fraud and abuse in the healthcare industry.  See “Governmental Regulation—Healthcare Regulation” included in Item 1 of the 2010 Form 10-K.  These lawsuits can involve significant monetary damages and award bounties to private plaintiffs who successfully bring these suits.  If any of these lawsuits were to be brought against our operators, such suits combined with increased operating costs and substantial uninsured liabilities could have a material adverse effect on the operators’ liquidity, financial condition and results of operation and on their ability to make rental payments to us, which, in turn, could have a Material Adverse Effect on us.

If any of our properties are found to be contaminated, or if we become involved in any environmental disputes, we could incur substantial liabilities and costs.

Under federal and state environmental laws and regulations, a current or former owner of real property may be liable for costs related to the investigation, removal and remediation of hazardous or toxic substances or petroleum that are released from or are present at or under, or that are disposed of in connection with such property.  Owners of real property may also face other environmental liabilities, including government fines and penalties imposed by regulatory authorities and damages for injuries to persons, property or natural resources.  Environmental laws and regulations often impose liability without regard to whether the owner was aware of, or was responsible for, the presence, release or disposal of hazardous or toxic substances or petroleum.  In certain circumstances, environmental liability may result from the activities of a current or former operator of the property.  Although we are generally indemnified by the current operators of our properties for contamination caused by them, these indemnities may not adequately cover all environmental costs.  See “Governmental Regulation—Environmental Regulation” included in Item 1 of the 2010 Form 10-K.

Our success depends, in part, on our ability to retain key personnel, and the loss of any one of them could adversely impact our business.

The success of our business depends, in part, on the leadership and performance of our executive management team and key employees.  Our future performance will be substantially dependent on our ability to retain and motivate these individuals.  Competition for these individuals is intense, and we cannot give any assurances that we will retain our key officers and employees or that we can attract or retain other highly qualified individuals in the future.  Losing any one or more of these persons could have a Material Adverse Effect on us.

Failure to maintain effective internal control over financial reporting could harm our business, results of operations and financial condition.

Pursuant to the Sarbanes-Oxley Act of 2002, we are required to provide a report by management on internal control over financial reporting, including management’s assessment of the effectiveness of such control.  Changes to our business will necessitate ongoing changes to our internal control systems and processes.  Internal control over financial reporting may not prevent or detect misstatements because of its inherent limitations, including the possibility of human error, the circumvention or overriding of controls, or fraud.  Therefore, even effective internal controls can provide only reasonable assurance with respect to the preparation and fair presentation of financial statements.  If we fail to maintain the adequacy of our internal controls, including any failure to implement required new or improved controls, or if we experience difficulties in their implementation, our business, results of operations and financial condition could be materially adversely harmed and we could fail to meet our reporting obligations.

If the liabilities we have assumed in connection with acquisitions are greater than expected, or if there are unknown liabilities, our business could be materially and adversely affected.

We have assumed certain liabilities in connection with our past acquisitions, such as our acquisitions of Lillibridge, NHP and substantially all of the real estate assets of Atria Senior Living Group, Inc., including, in some cases, contingent liabilities.  As we integrate these acquisitions, we may learn additional information about the seller and assumed liabilities that adversely affects us, such as:

•      Liabilities relating to the clean-up or remediation of undisclosed environmental conditions;

•      Unasserted claims of vendors or other persons dealing with the seller;

•      Liabilities, claims and litigation, whether or not incurred in the ordinary course of business, relating to periods prior to our acquisition;

•      Claims for indemnification by general partners, directors, officers and others indemnified by the seller; and

•      Liabilities for taxes relating to periods prior to our acquisition.

As a result, we cannot assure you that our past acquisitions will be successful or will not, in fact, harm our business.  Among other things, if the liabilities we have assumed are greater than expected, or if there are obligations relating to the acquired properties of which we were not aware at the time we completed the acquisition, our business could be materially adversely affected.

Risks Arising From Our Capital Structure

We may become more leveraged.

As of September 30, 2011, we had approximately $6.3 billion of outstanding indebtedness.  The instruments governing our existing indebtedness permit us to incur substantial additional debt, and we may borrow additional funds, which may include secured borrowings.  A high level of indebtedness would require us to dedicate a substantial portion of our cash flow from operations to the payment of debt service, thereby reducing the funds available to implement our business strategy and to make distributions to stockholders.  A high level of indebtedness could also have the following consequences:

•      Potential limits on our ability to adjust rapidly to changing market conditions and vulnerability in the event of a downturn in general economic conditions or in the real estate and/or healthcare industries;

•      Potential impairment of our ability to obtain additional financing for our business strategy; and

•      Potential downgrade in the rating of our debt securities by one or more rating agencies, which could have the effect of, among other things, limiting our access to capital and increasing our cost of borrowing.

In addition, from time to time we mortgage our properties to secure payment of indebtedness.  If we are unable to meet our mortgage payments, then the encumbered properties could be foreclosed upon or transferred to the mortgagee with a consequent loss of income and asset value.  A foreclosure on one or more of our properties could have a Material Adverse Effect on us.

We are exposed to increases in interest rates, which could reduce our profitability and adversely impact our ability to refinance existing debt, sell assets or engage in acquisition and investment activity, and our decision to hedge against interest rate risk might not be effective.

We receive a significant portion of our revenues by leasing our assets under long-term triple-net leases in which the rental rate is generally fixed with annual rent escalations, subject to certain limitations.  Certain of our debt obligations are floating rate obligations with interest rate and related payments that vary with the movement of LIBOR, Bankers’ Acceptance or other indexes.  The generally fixed rate nature of our revenues and the variable rate nature of certain of our obligations create interest rate risk.  Although our operating assets provide a partial hedge against interest rate fluctuations, if interest rates rise, our interest costs for our existing floating rate debt and any new debt we incur would also increase.  This increased cost could have the effect of reducing our profitability or making our lease and other revenues insufficient to meet our obligations, and could make the financing of any acquisition or investment activity more costly.  Further, rising interest rates could limit our ability to refinance existing debt when it matures or cause us to pay higher rates upon refinancing.  An increase in interest rates may also decrease the amount third parties are willing to pay for our assets, thereby limiting our ability to reposition our portfolio promptly in response to changes in economic or other conditions.

We may seek to manage our exposure to interest rate volatility by using hedging arrangements that involve risk, including the risk that counterparties may fail to honor their obligations under these arrangements, that these arrangements may not be effective in reducing our exposure to interest rate changes, that the amount of income we may earn from hedging transactions may be limited by federal tax provisions governing REITs, and that these arrangements may result in higher interest rates than we would otherwise have.  Moreover, no amount of hedging activity can completely insulate us from the risks associated with changes in interest rates.  Failure to hedge effectively against interest rate risk, if we choose to engage in such activities, could adversely affect our results of operations and financial condition.

Limitations on our ability to access capital could have an adverse effect on our ability to meet our debt payments, make distributions to our stockholders or make future investments necessary to implement our business plan.

In order to meet our debt payments, make distributions to our stockholders or make future investments necessary to implement our business plan, we may need to raise additional capital.  In recent years, the global capital and credit markets experienced a period of extraordinary turmoil and upheaval, characterized by the bankruptcy, failure or sale of various financial institutions and an unprecedented level of intervention from the U.S. federal government.  This disruption in the credit markets, the repricing of credit risk and the deterioration of the financial and real estate markets created difficult conditions for REITs and other companies to access capital or other sources of funds.  Although access to capital and other sources of funding have improved, we cannot assure you that conditions will not deteriorate or that our access to capital and other sources of funding will not become constrained, which could adversely affect our results of operation and financial condition.

To address any constraints on our access to capital, we could, among other things, (i) obtain commitments from the banks in our lending group or from new banks to fund increased amounts under the terms of our unsecured revolving credit facility, (ii) access the public capital markets, (iii) obtain secured loans from government-sponsored entities, pension funds or similar sources, (iv) decrease or eliminate our distributions to our stockholders or pay taxable stock dividends, and/or (v) delay or cease our acquisition and investment activity.  As with other public companies, our access to debt and equity capital depends, in part, on the trading prices of our senior notes and common stock, which, in turn, depend upon various market conditions that change from time to time, such as the market’s perception of our financial condition, our growth potential and our current and future earnings and cash distributions.  Our failure to meet the market’s expectation with regard to future earnings and cash distributions or a significant downgrade in the ratings assigned to our long-term debt could impact our ability to access capital or increase our borrowing costs.  If we cannot access capital at an acceptable cost or at all, we may be required to liquidate one or more investments in properties at times that may not permit us to realize the maximum return on those investments, which could also result in adverse tax consequences to us.  Restrictions on our uses and right to transfer our properties under certain healthcare regulations, ground leases, mortgages and other agreements to which our properties may be subject could adversely impact our ability to timely liquidate those investments and could impair their value.  We cannot assure you that we will be able to raise the necessary capital to meet our debt service obligations, make distributions to our stockholders or make future investments necessary to implement our business plan, and the failure to do so could have a Material Adverse Effect on us.

We expect that we will continue to be able to access our unsecured revolving credit facility in the future.  However, the financial institutions that are parties to our unsecured revolving credit facility could become capital constrained, tighten their lending standards or become insolvent.  If these financial institutions experience shortages of capital and liquidity, or excessive volumes of borrowing requests from other borrowers within a short period of time, they might not be able or willing to honor their funding commitments to us, which would adversely affect our ability to draw on our unsecured revolving credit facility and, over time, could negatively impact our ability to consummate acquisitions, repay indebtedness as it matures, fund capital expenditures or make distributions to our stockholders.  Adverse conditions in the credit markets could also adversely affect the availability and terms of future borrowings, renewals or refinancings.

Covenants in the instruments governing our existing indebtedness limit our operational flexibility, and a covenant breach could materially adversely affect our operations.

The terms of the instruments governing our existing indebtedness require us to comply with a number of customary financial and other covenants, such as maintaining debt service coverage, leverage ratios and net worth requirements.  Our continued ability to incur additional debt and to conduct business in general is subject to compliance with these covenants, which limit our operational flexibility.  Breaches of these covenants could result in defaults under the applicable debt instruments, in addition to any other indebtedness cross-defaulted against such instruments, even if we satisfy our payment obligations.  Financial and other covenants that limit our operational flexibility, as well as defaults resulting from our breach of any of these covenants, could have a Material Adverse Effect on us.

Risks Arising From Our Status as a REIT

Loss of our status as a REIT would have significant adverse consequences to us and the value of our common stock.

If we lose our status as a REIT (currently and/or with respect to any tax years for which the statute of limitations has not expired), we will face serious tax consequences that will substantially reduce the funds available for satisfying our obligations and for distribution to our stockholders for each of the years involved because:

•      We would not be allowed a deduction for distributions to stockholders in computing our taxable income and would be subject to federal income tax at regular corporate rates;

•      We also could be subject to the federal alternative minimum tax and possibly increased state and local taxes; and

•      Unless we are entitled to relief under statutory provisions, we could not elect to be subject to tax as a REIT for four taxable years following the year during which we were disqualified.

In addition, in such event we would no longer be required to pay dividends to maintain REIT status.  As a result of all these factors, our failure to qualify as a REIT also could impair our ability to implement our business strategy and would adversely affect the value of our common stock.

Qualification as a REIT involves the application of highly technical and complex provisions of the Internal Revenue Code of 1986, as amended (the “Code”), for which there are only limited judicial and administrative interpretations.  The determination of various factual matters and circumstances not entirely within our control may affect our ability to remain qualified as a REIT.  In addition, new legislation, regulations, administrative interpretations or court decisions may adversely affect our investors or our ability to remain qualified as a REIT for tax purposes.  Although we believe that we qualify as a REIT, we cannot assure you that we will continue to qualify or remain qualified as a REIT for tax purposes.

The 90% distribution requirement will decrease our liquidity and may limit our ability to engage in otherwise beneficial transactions.

To comply with the 90% distribution requirement applicable to REITs and to avoid the nondeductible excise tax, we must make distributions to our stockholders.  See “Certain U.S. Federal Income Tax Considerations—Requirements for Qualification as a REIT—Annual Distribution Requirements” included in Item 1 of the 2010 Form 10-K. However, distributions may limit our ability to rely upon rental payments from our properties or subsequently acquired properties to finance investments, acquisitions or new developments.

Although we anticipate that we generally will have sufficient cash or liquid assets to enable us to satisfy the REIT distribution requirement, it is possible that, from time to time, we may not have sufficient cash or other liquid assets to meet the 90% distribution requirement.  This may be due to timing differences between the actual receipt of income and actual payment of deductible expenses, on the one hand, and the inclusion of that income and deduction of those expenses in arriving at our taxable income, on the other hand.  In addition, non-deductible expenses such as principal amortization or repayments or capital expenditures in excess of non-cash deductions also may cause us to fail to have sufficient cash or liquid assets to enable us to satisfy the 90% distribution requirement.

In the event that timing differences occur or we decide to retain cash or to distribute such greater amount as may be necessary to avoid income and excise taxation, we may, if possible, borrow funds, issue additional equity securities, pay taxable stock dividends, distribute other property or securities or engage in a transaction intended to enable us to meet the REIT distribution requirements.  Any of these actions may require us to raise additional capital to meet our obligations; however, see “—Risks Arising from Our Capital Structure—Limitations on our ability to access capital could have an adverse effect on our ability to meet our debt payments, make distributions to our stockholders or make future investments necessary to implement our business plan.” The terms of the instruments governing our existing indebtedness restrict our ability, in certain cases, to make distributions to our stockholders or to engage in some of these transactions.

To preserve our qualification as a REIT, our certificate of incorporation contains ownership limits with respect to our capital stock that may delay, defer or prevent a change of control of our company.

To assist us in preserving our qualification as a REIT, our certificate of incorporation provides that if a person acquires beneficial ownership of more than 9.9% of our outstanding preferred stock or 9.0% of our common stock, the shares that are beneficially owned in excess of the applicable limit are considered to be “excess shares” and are automatically deemed transferred to a trust for the benefit of a charitable institution or other qualifying organization selected by our Board of Directors.  The trust is entitled to all dividends with respect to the excess shares and the trustee may exercise all voting power over the excess shares.  We have the right to buy the excess shares for a purchase price equal to the lesser of (i) the price per share in the transaction that created the excess shares or (ii) the market price on the day we buy the shares, but if we do not purchase them, the trustee of the trust is required to transfer the excess shares at the direction of our Board of Directors.  These ownership limits could delay, defer or prevent a transaction or a change of control that might involve a premium price for our common stock or might otherwise be in the best interests of our stockholders.

CAUTIONARY NOTE CONCERNING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference herein include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  All statements regarding our or our tenants’, operators’, managers’ or borrowers’ expected future financial position, results of operations, cash flows, funds from operations, dividends and dividend plans, financing plans, business strategy, budgets, projected costs, operating metrics, capital expenditures, competitive positions, acquisitions, investment opportunities, dispositions, merger integration, growth opportunities, expected lease income, continued qualification as a REIT, plans and objectives of management for future operations and statements that include words such as “anticipate,” “if,” “believe,” “plan,” “estimate,” “expect,” “intend,” “may,” “could,” “should,” “will” and other similar expressions are forward-looking statements.  These forward-looking statements are inherently uncertain, and security holders must recognize that actual results may differ from our expectations.  We do not undertake a duty to update these forward-looking statements, which speak only as of the date on which they are made.

Our actual future results and trends may differ materially from expectations depending on a variety of factors discussed in our filings with the Commission.  These factors include without limitation:

•      The ability and willingness of our tenants, operators, borrowers, managers and other third parties to meet and/or perform their obligations under their respective contractual arrangements with us, including, in some cases, their obligations to indemnify, defend and hold us harmless from and against various claims, litigation and liabilities;

•      The ability of our tenants, operators, borrowers and managers to maintain the financial strength and liquidity necessary to satisfy their respective obligations and liabilities to third parties, including without limitation obligations under their existing credit facilities and other indebtedness;

•      Our success in implementing our business strategy and our ability to identify, underwrite, finance, consummate and integrate diversifying acquisitions or investments, including the NHP transaction and those in different asset types and outside the United States;

•      Macroeconomic conditions such as a disruption of or lack of access to the capital markets, changes in the debt rating on U.S. government securities, default and/or delay in payment by the United States of its obligations, and changes in the federal budget resulting in the reduction or nonpayment of Medicare or Medicaid reimbursement rates;

•      The nature and extent of future competition;

•      The extent of future or pending healthcare reform and regulation, including cost containment measures and changes in reimbursement policies, procedures and rates;

•      Increases in our cost of borrowing as a result of changes in interest rates and other factors;

•      The ability of our operators and managers, as applicable, to deliver high quality services, to attract and retain qualified personnel and to attract residents and patients;

•      Changes in general economic conditions and/or economic conditions in the markets in which we may, from time to time, compete, and the effect of those changes on our revenues and our ability to access the capital markets or other sources of funds;

•      Our ability to pay down, refinance, restructure and/or extend our indebtedness as it becomes due;

•      Our ability and willingness to maintain our qualification as a REIT due to economic, market, legal, tax or other considerations;

•      Final determination of our taxable net income for the year ending December 31, 2011;

•      The ability and willingness of our tenants to renew their leases with us upon expiration of the leases and our ability to reposition our properties on the same or better terms in the event such leases expire and are not renewed by our tenants or in the event we exercise our right to replace an existing tenant upon a default;

•      Risks associated with our senior living operating portfolio, such as factors causing volatility in our operating income and earnings generated by our properties, including without limitation national and regional economic conditions, costs of materials, energy, labor and services, employee benefit costs, insurance costs and professional and general liability claims, and the timely delivery of accurate property-level financial results for those properties;

•      The movement of U.S. and Canadian exchange rates;

•      Year-over-year changes in the Consumer Price Index and the effect of those changes on the rent escalators, including the rent escalator for Master Lease 2 with Kindred, and our earnings;

•      Our ability and the ability of our tenants, operators, borrowers and managers to obtain and maintain adequate liability and other insurance from reputable and financially stable providers;

•      The impact of increased operating costs and uninsured professional liability claims on the liquidity, financial condition and results of operations of our tenants, operators, borrowers and managers and the ability of our tenants, operators, borrowers and managers to accurately estimate the magnitude of those claims;

•      Risks associated with our MOB portfolio and operations, including our ability to successfully design, develop and manage MOBs, to accurately estimate our costs in fixed fee-for-service projects and to retain key personnel;

•      The ability of the hospitals on or near whose campuses our MOBs are located and their affiliated health systems to remain competitive and financially viable and to attract physicians and physician groups;

•      Our ability to maintain or expand our relationships with our existing and future hospital and health system clients;

•      Risks associated with our investments in joint ventures and unconsolidated entities, including our lack of sole decision making authority and our reliance on our joint venture partners’ financial condition;

•      The impact of market or issuer events on the liquidity or value of our investments in marketable securities; and

•      The impact of any financial, accounting, legal or regulatory issues or litigation that may affect us or our major tenants, operators and managers.

Many of these factors are beyond our control and the control of our management.

We describe some of these risks and uncertainties in greater detail above under “Risk Factors.”  These risks could cause actual results of our industry, or our actual results for the year 2011 and beyond, to differ materially from those expressed in any forward-looking statement we make.  Our future financial performance is dependent upon factors discussed elsewhere in this prospectus and the documents incorporated by reference herein.  For a discussion of factors that could cause actual results to differ, see “Risk Factors” and the information contained in our filings with the Commission that are incorporated or deemed to be incorporated by reference in this prospectus.  These filings are described under “Where You Can Find More Information and Incorporation by Reference.”

ABOUT VENTAS, INC.

We are a REIT with a geographically diverse portfolio of seniors housing and healthcare properties in the United States and Canada.  As of September 30, 2011, our portfolio consisted of 1,361 properties: 673 seniors housing communities, 398 skilled nursing facilities, 47 hospitals and 243 MOBs and other properties in 46 U.S. states, the District of Columbia and two Canadian provinces.  We are a constituent member of the S&P 500® index, a leading indicator of the large cap U.S. equities market, with our headquarters located in Chicago, Illinois.

Our primary business consists of acquiring and owning seniors housing and healthcare properties and leasing those properties to unaffiliated tenants or operating those properties through independent third-party managers.  Through our Lillibridge subsidiary and our ownership interest in PMBRES, which we acquired in July 2011 in connection with our acquisition of NHP, we also provide management, leasing, marketing, facility development and advisory services to highly rated hospitals and health systems throughout the United States.  In addition, from time to time, we make real estate loan and other investments relating to seniors housing and healthcare companies or properties.

As of September 30, 2011, we leased 927 of our properties (excluding MOBs) to healthcare operating companies under “triple-net” or “absolute-net” leases that obligate the tenants to pay all property-related expenses (including maintenance, utilities, repairs, taxes, insurance and capital expenditures), and we engaged independent third parties, such as Sunrise and Atria, to manage 199 of our seniors housing communities pursuant to long-term management agreements.

Our business strategy is comprised of three principal objectives: (1) generating consistent, reliable and growing cash flows; (2) maintaining a well-diversified portfolio; and (3) preserving our investment grade balance sheet and liquidity.

Our principal executive offices are located at 111 South Wacker Drive, Suite 4800, Chicago, Illinois, 60606, and our telephone number is (877) 483-6827.  We maintain a website on the Internet at www.ventasreit.com.  Information on our website is not incorporated by reference herein and our web address is included in this prospectus as an inactive textual reference only.

THE PLAN

The following questions and answers explain and constitute the Plan.  Stockholders who do not participate in the Plan will receive cash distributions, as declared and paid in the usual manner.

Purpose

1.  What is the purpose of the Plan?

The primary purpose of the Plan is to provide a convenient and simple method for existing stockholders to increase their holdings in our common stock and for interested new investors to make an initial investment in our common stock.  We may also use the Plan to raise additional capital through the sale each month of shares to stockholders and interested new investors (including brokers or dealers) who, in connection with any resales of such shares, may be deemed to be underwriters.  Our ability to waive limitations applicable to the amounts that participants may invest pursuant to the Plan’s optional cash payment feature will allow for these sales.  See Questions 17 and 18 for information concerning limitations applicable to optional cash payments and certain factors that we consider when granting waivers.

We expect to use the net proceeds from the sale of any shares purchased directly from us under the Plan to repay indebtedness and for working capital and other general corporate purposes.  The Plan is intended for the benefit of our investors and not for individuals or financial intermediaries who engage in positioning transactions to benefit from the discount from the market price of the shares acquired through the reinvestment of distributions or optional cash payments under the Plan.  Those transactions may cause fluctuations in the price or trading volume of our common stock.  We reserve the right to modify, suspend or terminate participation in the Plan by otherwise eligible stockholders or interested new investors in order to eliminate practices which are, in our sole discretion, not consistent with the purposes or operation of the Plan or which adversely affect the price of our common stock.

Options Available to You

2.  What options are available under the Plan?

Distribution Reinvestment:

Eligible holders of our common stock and other interested investors may elect to participate in the distribution reinvestment and/or optional cash payment features of the Plan.  You may elect to have cash distributions paid on all or a portion of your shares automatically reinvested in additional shares of common stock.  However, subject to the availability of shares of common stock registered for issuance under the Plan, distributions in excess of $50,000 may be reinvested only with our prior approval.

Optional Cash Payments:

Each month, you may also elect to invest optional cash payments in additional shares of common stock, subject to a minimum per month purchase limit of $250 and a maximum per month purchase limit of $10,000, which we may waive in our sole discretion.  See Questions 17 and 18 for information concerning limitations applicable to optional cash payments and the availability of waivers with respect to those limitations.  You may make optional cash payments each month even if you do not reinvest distributions.

Benefits and Disadvantages

3.  What are the benefits and disadvantages of the Plan?

Benefits:

•      The Plan provides you with the opportunity to automatically reinvest cash distributions paid on all or a portion of your common stock (including shares of common stock held in your Plan account) in additional shares of common stock without payment of any brokerage commission or service charge to the extent shares are purchased directly from us.  In addition, at our discretion, purchases of shares directly from us may be made at a discount to the market price.

•                  Whether you are an eligible stockholder or a new investor, the Plan provides you with the opportunity each month to invest optional cash payments in additional shares of common stock, subject to minimum and maximum purchase limits, without payment of any brokerage commission or service charge to the extent shares are purchased directly from us.  In addition, at our discretion, purchases of shares directly from us may be made at a discount to the market price.

•                  The Plan Administrator provides for the safekeeping of shares of common stock credited to your Plan account at no charge to you.

•                  Periodic statements reflecting all current activity, including purchases, sales and latest balances, will simplify your recordkeeping.  See Question 23 for information concerning reports to you.

Disadvantages:

•                  The availability of a market discount is at our sole discretion, as we may determine from time to time.  Therefore, you may not be able to depend on the availability of a market discount regarding shares acquired under the Plan.  The granting of a discount for one month or quarter, as applicable, will not ensure the availability of a discount or the same discount in future months or quarters, respectively.  Each month or quarter, we may lower or eliminate the discount without prior notice to you.  We may also, without prior notice to you, change our determination as to whether common stock will be purchased by the Plan Administrator directly from us or in the open market.

•                  Neither we nor the Plan Administrator will pay interest on distributions or optional cash payments held pending investment.  See Question 11.  In addition, for optional cash payments in excess of $10,000 that we approve, if the threshold price, if any, is not met on an investment date, no investment will be made on that day and the corresponding portion of your optional cash payment will be returned to you without interest.  See Question 18.

•                  With respect to optional cash payments, the actual number of shares of common stock to be issued to your Plan account will not be determined until after the end of the relevant pricing period.  Therefore, during the pricing period you will not know the actual number of shares you have purchased.

•                  With respect to optional cash payments, the market price (as defined in Question 12) may exceed the price at which our common stock is trading on the investment date when the shares are issued.

•                  Because optional cash payments must be received by the Plan Administrator prior to the related pricing period, those payments may be exposed to changes in market conditions for a longer period of time than in the case of typical secondary market transactions.  In addition, except as described above, optional cash payments once received by the Plan Administrator will not be returned to you unless a telephonic or written request is sent to the Plan Administrator at least five business days prior to the record date for that payment.  See Questions 19 and 21.

•                  You may be required to pay to the Plan Administrator a nominal transaction fee and brokerage commissions if you request that the Plan Administrator sell some or all of your shares of common stock credited to your Plan account.  See Questions 22 and 28.

•                  If you choose to reinvest cash distributions, you will be treated for federal income tax purposes as having received a distribution in cash on the distribution payment date.  Accordingly, your resulting tax liability may be greater than the amount of cash, if any, that you receive.

•                  An investment in our common stock involves risks.  See “Risk Factors” in this prospectus.

Administration

4.  Who administers the Plan?

We have retained Wells Fargo Shareowner Services, a division of Wells Fargo Bank, N.A., as plan administrator (the “Plan Administrator”), to administer the Plan, keep records of your accounts, send statements of account activity to you and perform certain other duties relating to the Plan.  See Question 23 for information concerning reports to you.  Shares of common stock purchased for you under the Plan and held by the Plan Administrator will be registered in the Plan Administrator’s name or the name of its nominee on your behalf.  The Plan Administrator also acts as distribution disbursing agent, transfer agent and registrar for our common stock.  In the event that the Plan Administrator resigns or otherwise ceases to act as the plan administrator, we will appoint a new plan administrator.  Instructions for communicating with the Plan Administrator are as follows:

Plan Requests:

Regular Mail

Wells Fargo Shareowner Services

P.O. Box 64856

St. Paul, MN 55164-0856

Certified/Overnight Mail

Wells Fargo Shareowner Services

161 North Concord Exchange

South St. Paul, MN 55075-1139

General Inquiries and Account Information:

Internet: www.shareowneronline.com

Telephone: 1-800-468-9716

Telephone (outside the United States): 651-450-4064

Fax: 651-450-4085

An automated voice response system is available 24 hours a day, 7 days a week.  Customer Service Representatives are available from 7:00 a.m. to 7:00 p.m., Central Standard Time, Monday through Friday.

Please mention Ventas, Inc. and this Plan in all correspondence.  Information on the Plan Administrator’s website is not incorporated by reference herein and the website address is included in this prospectus as an inactive textual reference only.

Telephone Access and Privileges

If you have established automated privileges on your account, you can:

•                  change or stop your Automatic Cash Withdrawal and Investment Service;

•                  change your distribution reinvestment option (for example, from full to partial reinvestment);

•                  sell some or all of the shares of common stock held in your Plan account if the current market value of the shares to be sold is $25,000 or less; and

•                  request a certificate for some or all full shares of common stock, but only if the current market value of the shares to be issued is $50,000 or less.

To establish automated privileges, please call the Plan Administrator and request an Automated Request Authorization Form.

Internet Access and Privileges

We encourage you to access your account information online to perform transactions.  Accounts that are registered in the name of an investment club, corporation, or partnership will not be allowed online access.  Please note that additional access restrictions may apply.

For current stockholders of record:  Go to www.shareowneronline.com and click on “Sign Up Now!” under “I am a Current Shareowner.”  You will need your 10-digit account number, your 12-digit Authentication ID and a valid email address.  Your account number can be found on your dividend check, dividend deposit notice or account statement.  If you do not have your Authentication ID, you may request one online or by phone.  Your Authentication ID will be sent to your mailing address on file.

For new investors:  Go to www.shareowneronline.com and click on “Direct Purchase Plan,” under the column titled Invest in a Plan.  Next, simply click on “Invest Now” under the column New Investors for Ventas, Inc.  Then follow instructions on the “Buy Shares” page.

After you have successfully signed up, you will be able to access your account immediately.  You will also receive written confirmation to your mailing address on file that your account has been activated for online access.

Once you have activated your account online, you can also:

•                  authorize, change or stop your Automatic Cash Withdrawal and Investment Service;

•                  consent to electronic delivery of statements, including tax forms;

•                  sell some or all of the shares of common stock held in your Plan account if the current market value of the shares to be sold is $25,000 or less; and

•                  elect to view statements, tax forms, and company communications.  You will receive an email notification when new documents are available for viewing.

Participation

5.  Who is eligible to participate in the Plan?

A “record owner” (which means a stockholder who owns shares of our common stock in his or her own name) or a “beneficial owner” (which means a stockholder who beneficially owns shares of our common stock that are registered in a name other than his or her own name, for example, in the name of a broker, bank or other nominee) may participate in the Plan.  A record owner may participate directly in the Plan.  A beneficial owner must either become a record owner by having one or more shares of common stock transferred into his or her own name or request that his or her broker, bank or other nominee participate in the Plan on his or her behalf.  In addition, interested investors who are not stockholders may participate in the Plan through the optional cash payment feature.  See Question 6.

Regulations in certain jurisdictions may limit or prohibit participation in this type of Plan.  Accordingly, persons residing outside the United States who wish to participate in the Plan should first determine whether they are subject to any governmental regulation prohibiting their participation.

We may terminate, by written notice at any time, any participant’s participation in the Plan if that participation would be in violation of the restrictions contained in our Amended and Restated Certificate of Incorporation, as amended (“Certificate”), or our Fourth Amended and Restated By-laws, as amended (“By-laws”).  Those restrictions prohibit any person or group of persons, other than existing holders whose limitations are subject to certain provisions in our Certificate, from acquiring or holding, directly or indirectly, beneficial ownership of our common stock or preferred stock in excess of 9.0% of the number or value of the outstanding shares of common stock and 9.9% of the number or value of the outstanding shares of preferred stock.  The meanings given to the terms “group” and “beneficial ownership” may cause a person who individually owns less than 9.0% of the outstanding shares of common stock and less than 9.9% of the outstanding shares of preferred stock to be deemed to be holding shares in excess of the foregoing limitation.  Our Certificate provides that in the event a person acquires shares in excess of the foregoing limitation, the excess shares will be transferred to a trustee for the benefit of a beneficiary designated by our Board of Directors.  Under our Certificate, certain transfers or attempted transfers that would jeopardize our qualification as a REIT for tax purposes are void to the fullest extent permitted by law.

6.  How does an eligible stockholder or interested new investor participate?

Record owners and interested new investors may join the Plan by enrolling online at www.shareowneronline.com or by completing and signing the Account Authorization Form included with the Plan and returning it to the Plan Administrator at the address set forth in Question 4.  A postage-paid envelope is provided for this purpose.  Account Authorization Forms may be obtained at any time by written request to the Plan Administrator or by telephoning the Plan Administrator at (800) 468-9716.

If you submit a properly executed Account Authorization Form without electing an investment option, such Account Authorization Form will be deemed to indicate your intention to apply all cash distributions and optional cash payments, if applicable, toward the purchase of additional shares of common stock.  See Question 7 for investment options.

To participate in the Plan, beneficial owners whose shares are registered in names other than their own, such as a broker, bank or other nominee, must either become a record owner by having one or more shares of common stock transferred into his or her own name or request that his or her broker, bank or other nominee participate in the Plan on his or her behalf.

The payment of cash distributions is at the discretion of our Board of Directors and will depend upon our future earnings and financial condition and other factors considered by our Board.  Our Board of Directors may change the amount and timing of cash distributions at any time without notice.

7.  What does the Account Authorization Form provide?

The Account Authorization Form directs us to pay the Plan Administrator your cash distributions on all or a specified percentage of shares of common stock that you own (including shares of common stock credited to your Plan account) on the applicable record date.  The Account Authorization Form directs the Plan Administrator to purchase on the investment date (as defined in Question 11) additional shares of our common stock with those distributions and optional cash payments, if any, made by you.  Distributions will continue to be reinvested on the specified percentage of shares of common stock that you own (including shares of common stock credited to your Plan account) on the applicable record date until you withdraw from the Plan (see Questions 27 and 28), or we terminate the Plan.  See Question 6 for additional information about the Account Authorization Form.

The Account Authorization Form provides for the purchase of additional shares of our common stock through the following investment options:

(1) If you elect “Full Distribution Reinvestment,” (a) cash distributions on all shares of common stock held in physical certificate or book-entry (DRS) form and registered in your name on our records and (b) cash distributions on all shares of common stock credited to your Plan account, together with any optional cash payments that the Plan Administrator receives from you, will be applied toward the purchase of additional shares of our common stock; provided that cash distributions in excess of $50,000 may be reinvested only with our prior approval.

(2) If you elect “Partial Distribution Reinvestment,” cash distributions on the percentage of shares of common stock (a) held in physical certificate or book-entry (DRS) form and registered in your name on our records and (b) credited to your Plan account, that you specify on the Account Authorization Form, together with any optional cash payments that the Plan Administrator receives from you, will be applied toward the purchase of additional shares of our common stock; provided that cash distributions in excess of $50,000 may be reinvested only with our prior approval.  The Plan Administrator will pay cash distributions on your remaining shares of common stock directly to you.  If you elect Partial Distribution Reinvestment, you may specify a minimum percentage of 10% and any increment of 10%, up to 90%.

(3) If you elect “Optional Cash Payments Only,” you will continue to receive cash distributions in the usual manner on shares of common stock, if any, held in physical certificate or book-entry (DRS) form and registered in your name on our records.  Cash distributions paid on all shares acquired under and held in the Plan will be reinvested in accordance with the Full Distribution Reinvestment or Partial Distribution Reinvestment option selected by you, as applicable.

You may select any one of these three options.  You may change your investment option at any time online at www.shareowneronline.com or by calling or sending written notice to the Plan Administrator.  Notices received on or before a record date will be effective for the related distribution.  Notices received after a record date will not be effective until after the related distribution has been paid.

8.  Is partial participation possible under the Plan?

Yes.  Record owners may designate on the Account Authorization Form a percentage (from 10% to 90%, in increments of 10%) of shares of common stock for which distributions are to be reinvested, subject to our prior approval for reinvestment of distributions in excess of $50,000.  Distributions will thereafter be reinvested only on the percentage of shares of common stock specified, and the record owner will continue to receive cash distributions on the remainder of the shares.

9.  When may an eligible stockholder or interested new investor join the Plan?

A record owner or interested new investor may join the Plan at any time.  Once you are a participant in the Plan, you remain in the Plan until you withdraw from the Plan, we or the Plan Administrator terminates your participation in the Plan or we terminate the Plan.  See Question 28 regarding withdrawal from the Plan.

10.  Can a stockholder deposit share certificates for safekeeping?

As a participant in the Plan, you may deposit with the Plan Administrator any share certificates registered in your name for safekeeping and credit to your Plan account.  The Plan Administrator does not charge for this service and, by depositing your certificates, you will be relieved of the responsibility for their loss, theft or destruction.

Certificates should be sent to the Plan Administrator by registered mail, return receipt requested, and properly insured.  Participants should include the applicable section of their account statement or a letter requesting that the share certificates be deposited to their account.  THE SHARE CERTIFICATES SHOULD NOT BE ENDORSED.

Optional Mail Loss Insurance

Sending your share certificates by registered, express or certified mail will not alone protect you if your certificates become lost or stolen.  The Plan Administrator can provide low-cost mail loss insurance for share certificates being returned for conversion to book-entry form.  Mail loss insurance covers only the cost of the replacement surety bond only.  Replacement transaction fees may also apply.  To take advantage of the optional mail loss insurance, you should include a check for $10.00, made payable to WFSS Surety Program, along with your share certificates and instructions.  To qualify for mail loss insurance, you must use an accountable mail delivery service such as Federal Express, United Parcel Service, DHL, Express Mail, Purolator, TNT or U.S. Postal Service Registered Mail.  Any one shipping package may not contain share certificates with a total value in excess of $100,000.  The value of share certificates is based on the closing market price of our common stock on the trading day prior to the documented delivery service mail date.

Mail loss insurance claims related to lost share certificates must be made within 60 days of the documented delivery service mail date.  Mail loss insurance is specific coverage for the sole purpose of converting certificated shares to book-entry form.  The surety is not intended to cover share certificates tendered for certificate breakdown or exchange for other certificates.

11.  When will distributions be reinvested and optional cash payments be invested?

When shares of common stock are purchased from us, the Plan Administrator will make those purchases on the investment date in each month or quarter, as the case may be.  The investment date with respect to a reinvested distribution will be either the distribution payment date for shares of common stock acquired directly from us or, in the case of open market purchases, typically the distribution payment date, but no later than ten business days following the distribution payment date.

The investment date with respect to shares of common stock acquired directly from us and relating to optional cash payments of $10,000 or less will be the last day of a pricing period (as defined below), referred to as the pricing period conclusion date.  The investment date with respect to shares of common stock acquired directly from us and relating to an optional cash payment in excess of $10,000 made pursuant to a waiver request will be each day on which the NYSE is open for business in a pricing period.  On each such day, 1/12 of your optional cash payment for that month will be invested.  The investment date with respect to shares of common stock purchased on the open market and relating to optional cash payments will be no later than 30 days from the corresponding record date.  With respect to all optional cash payments, regardless of the amount being invested, the period encompassing the twelve consecutive investment dates in each month constitutes the relevant “pricing period.”  You can obtain a list of the expected pricing period commencement dates and conclusion dates (with the pricing period conclusion date being the investment date for optional cash payments of $10,000 or less) for the current year by visiting the “Dividend Reinvestment” section of our website at www.ventasreit.com/investor-relations/dividend-reinvestment or by contacting Investor Relations at 877-4-Ventas.

When the Plan Administrator makes open market purchases, those purchases may be made on any securities exchange where our common stock is traded, in the over-the-counter market or in negotiated transactions, and may be subject to such terms with respect to price, delivery and other matters as agreed to by the Plan Administrator.  Neither we nor you will have any authorization or power to direct the time or price at which the Plan Administrator purchases shares of our common stock or the selection of the broker or dealer through or from whom the Plan Administrator makes purchases.  However, when the Plan Administrator makes open market purchases, the Plan Administrator is required to use its reasonable best efforts to purchase the shares at the lowest possible price.

If the Plan Administrator receives your Account Authorization Form prior to the record date for a distribution payment, reinvestment of your distributions will begin with that distribution payment.  If the Plan Administrator receives your Account Authorization Form on or after any such record date, reinvestment of your distributions will begin on the distribution payment date following the next record date if you remain a stockholder of record.  Record dates typically precede distribution payment dates by approximately ten days.

See Question 17 for information concerning limitations on the minimum and maximum amounts of optional cash payments that you may make each month and Question 19 for information as to when the Plan Administrator must receive optional cash payments in order to be invested on each investment date.  The Plan Administrator will allocate and credit shares of common stock, computed to three decimal places, to your Plan account as follows: (1) shares of common stock purchased from us will be allocated and credited as of the applicable investment date; and (2) shares of common stock purchased in market transactions will be allocated and credited as of the date on which the Plan Administrator completes the purchases of the aggregate number of shares to be purchased on behalf of all participants with distributions to be reinvested or optional cash payments, as the case may be, during the month.

NO INTEREST WILL BE PAID ON CASH DISTRIBUTIONS OR OPTIONAL CASH PAYMENTS PENDING INVESTMENT UNDER THE TERMS OF THE PLAN.  BECAUSE NO INTEREST IS PAID ON CASH HELD BY THE PLAN ADMINISTRATOR, IT TYPICALLY WILL BE IN YOUR BEST INTEREST TO DEFER ANY OPTIONAL CASH PAYMENT UNTIL SHORTLY BEFORE COMMENCEMENT OF THE APPLICABLE PRICING PERIOD.

During the period that a reinvestment or an optional cash investment is pending, the collected funds in the possession of the Plan Administrator may be invested in certain Permitted Investments.  For purposes of this Plan, “Permitted Investments” means any money market mutual funds registered under the Investment Company Act of 1940, as amended (including any funds of an affiliate of the Plan Administrator or for which the Plan Administrator or any of its affiliates provides management advisory or other services) consisting entirely of (i) direct obligations of the United States of America or (ii) obligations fully guaranteed by the United States of America.  The risk of any loss from such Permitted Investments will be the responsibility of the Plan Administrator, and any investment income from such Permitted Investments will be retained by the Plan Administrator.

Purchases and Prices of Shares

12.  What will be the price to participants of shares of common stock purchased under the Plan?

All references in the Plan to the “market price” mean the price per share of common stock acquired directly from us or purchased in the open market with respect to reinvested dividends or optional cash payments, as the case may be.

Reinvested Distributions

With respect to reinvested distributions, the market price of common stock acquired directly from us will be 100%, less the discount for such quarter, if any, of the average of the high and low per share sales prices, computed to three decimal places, of our common stock on the NYSE on the investment date (as defined in Question 11), or if no trading occurs in our common stock on the investment date, the average of the high and low per share sales prices of our common stock on the NYSE during regular trading hours on the first trading day immediately preceding the investment date for which trades are reported.

Each quarter, at least three business days prior to the applicable record date (as defined in Question 13), we may establish a discount from the market price applicable to reinvested distributions made during that quarter and will notify the Plan Administrator of the same.  The discount may be between 0% and 5% of the market price and may vary each quarter, but once established will apply uniformly to all reinvested distributions made during that quarter.  We will establish the discount, if any, in our sole discretion after a review of current market conditions, the level of participation in the Plan, and our current and projected capital needs.  Neither we nor the Plan Administrator will be required to provide any written notice to you as to the discount, if any, but current information regarding the discount applicable to the next investment date can be obtained by visiting the “Dividend Reinvestment” section of our website at www.ventasreit.com/investor-relations/dividend-reinvestment or by contacting Investor Relations at 877-4-Ventas.  Establishing a discount for an investment date will not affect our discretion to establish or waive our right to establish a discount for any subsequent investment date.  This discount feature applies only to the issuance of shares of common stock by us pursuant to reinvested distributions and does not apply to open market purchases made with reinvested distributions.

The market price of common stock acquired through open market purchases with reinvested distributions will be the weighted average of the actual prices paid, computed to three decimal places, for all shares of our common stock that the Plan Administrator purchases with all participants’ reinvested distributions for that particular distribution by us.  Additionally, you will be charged a pro rata portion of any brokerage commissions or other fees or charges that the Plan Administrator pays in connection with the open market purchases.  If you desire to opt out of the distribution reinvestment feature of the Plan when the shares of common stock relating to distribution reinvestments will be purchased in the open market, you must notify the Plan Administrator prior to the close of business on the first business day preceding the record date for the related distribution payment date.  For information as to the source of the shares of common stock to be purchased under the Plan, see Question 15.

Optional Cash Payments

With respect to optional cash payments, the market price of common stock acquired directly from us will be 100%, less the discount for such month, if any, of the average of the high and low per share sales prices, computed to three decimal places, of our common stock on the NYSE for each investment date (as defined in Question 11 above) or, if no trading occurs in our common stock on such investment date, for the trading day immediately preceding such investment date for which trades are reported.  However, with respect to optional cash payments in excess of $10,000 that we approve, the market price of common stock acquired directly from us will be 100%, less the discount for such month, if any, of the volume-weighted average price per share, computed to three decimal places, of our common stock on the NYSE during regular trading hours for each investment date (as defined in Question 11 above) or, if no trading occurs in our common stock on such investment date, for the trading day immediately preceding such investment date for which trades are reported.  A “trading day” means a day on which trades in our common stock are reported on the NYSE.

Each month, at least three business days prior to the applicable record date (as defined in Question 19), we may establish a discount from the market price applicable to optional cash payments made during that month and will notify the Plan Administrator of the same.  The discount may be between 0% and 5% of the market price and may vary each month, but once established will apply uniformly to all optional cash payments made during that month.  We will establish the discount, if any, in our sole discretion after a review of current market conditions, the level of participation in the Plan, and our current and projected capital needs.  Neither we nor the Plan Administrator will be required to provide any written notice to you as to the discount, but current information regarding the discount applicable to the next pricing period can be obtained by visiting the “Dividend Reinvestment” section of our website at www.ventasreit.com/investor-relations/dividend-reinvestment or by contacting Investor Relations at 877-4-Ventas.  Establishing a discount for an investment date will not affect our discretion to establish or waive our right to establish a discount for any subsequent investment date.  This discount feature applies only to the issuance of shares of common stock by us pursuant to optional cash payments and does not apply to open market purchases made with optional cash payments. Under no circumstances will the market price of common stock acquired directly from us pursuant to optional cash payments be less than 95% of the fair market value of our common stock as determined by us on the applicable investment date.

The market price of common stock acquired through open market purchases with optional cash payments will be 100% of the weighted average of the actual prices paid, computed to three decimal places, for all shares of our common stock that the Plan Administrator purchases with all participants’ optional cash payments for the related month.  Additionally, you will be charged a pro rata portion of any brokerage commissions or other fees or charges that the Plan Administrator pays in connection with the open market purchases.

Neither we nor you will have any authorization or power to direct the time or price at which the Plan Administrator purchases shares of our common stock or the selection of the broker or dealer through or from whom the Plan Administrator makes the purchases.  However, when open market purchases are made by the Plan Administrator, the Plan Administrator is required to use its reasonable best efforts to purchase the shares at the lowest possible price.

13.  What are the record dates and investment dates for reinvested distributions?

For reinvested distributions, the “record date” is the record date declared by our Board of Directors for that distribution.  Likewise, the distribution payment date declared by our Board of Directors constitutes the investment date applicable to the reinvestment of that distribution with respect to shares of common stock acquired directly from us, except that if any such date is not a business day, the first business day immediately following such date will be the investment date.  The investment date with respect to shares of common stock that the Plan Administrator purchases in open market transactions will typically be the distribution payment date, but will be no later than ten business days following the distribution payment date.  Distributions will be reinvested on the investment date using the applicable market price (as defined in Question 12), subject to our prior approval for reinvestment of distributions in excess of $50,000.  Distributions in excess of $50,000 not approved for reinvestment by us will be paid in cash.  Generally, record dates for quarterly distributions on our common stock will precede the distribution payment dates by approximately ten days.  A list of the expected distribution record and payment dates for the current year can be obtained by visiting the “Dividend Reinvestment” section of our website at www.ventasreit.com/investor-relations/dividend-reinvestment or by contacting Investor Relations at 877-4-Ventas.  Please refer to Question 19 for a discussion of the record dates and investment dates applicable to optional cash payments.

14.  How will the number of shares of common stock purchased for you be determined?

Your Plan account will be credited with the number of shares of common stock, including fractions computed to three decimal places, equal to the total amount to be invested on your behalf divided by the purchase price per share as calculated pursuant to the applicable method described in Question 12.  The total amount to be invested on your behalf will depend on the amount of any distributions paid on the shares of common stock that you own on the applicable record date and the number of shares of common stock credited to your Plan account and available for investment on the related investment date, or the amount of any optional cash payments made by you and available for investment on the related investment date.  Subject to the availability of shares of common stock registered for issuance under the Plan and our prior approval for reinvestment of distributions in excess of $50,000, the aggregate number of shares available for issuance to a participant pursuant to the reinvestment of distributions is not limited.

15.  What is the source of shares of common stock purchased under the Plan?

Shares of common stock credited to your Plan account will be purchased either directly from us, in which event such shares will be authorized but unissued shares or treasury shares, or on the open market, or by a combination of the foregoing, at our option, after a review of current market conditions and our current and projected capital needs.  We will determine the source of the shares of common stock to be purchased under the Plan at least three business days prior to the relevant record date, and will notify the Plan Administrator of the same.  Neither we nor the Plan Administrator will be required to provide any written notice to you as to the source of the shares of common stock to be purchased under the Plan, but current information regarding the source of the shares of common stock may be obtained by contacting Investor Relations at 877-4-Ventas.

16.  How does the optional cash payment feature of the Plan work?

All record owners and interested new investors who have timely submitted a signed Account Authorization Form indicating an intention to participate in the optional cash payment feature are eligible to make optional cash payments during any month, whether or not a distribution is declared.  Optional cash payments must be accompanied by an Account Authorization Form.  Each month, the Plan Administrator will apply any optional cash payment received from you no later than one business day prior to the commencement of that month’s pricing period (as defined in Question 12) to the purchase of additional shares of common stock for your Plan account on the following investment date (as defined in Question 11).

17.  What limitations apply to optional cash payments?

Each optional cash payment is subject to monthly minimum and maximum purchase limits of $250 and $10,000, respectively.  For purposes of these limitations, all Plan accounts under your common control or management (which will be determined at our sole discretion) will be aggregated.  Generally, optional cash payments of less than $250 and that portion of any optional cash payment that exceeds the maximum monthly purchase limit of $10,000, unless such limit has been waived by us, will be returned to you without interest at the end of the relevant pricing period.

You may make optional cash payments of up to $10,000 each month without our prior approval, subject to our right to modify, suspend or terminate participation in the Plan by otherwise eligible holders of our common stock or interested new investors to eliminate practices that are, in our sole discretion, not consistent with the purposes or operation of the Plan or that adversely affect the price of our common stock.

YOU ARE NOT OBLIGATED TO PARTICIPATE IN THE OPTIONAL CASH PAYMENT FEATURE OF THE PLAN AT ANY TIME.  OPTIONAL CASH PAYMENTS NEED NOT BE IN THE SAME AMOUNT EACH MONTH.

18.  Can participants in the Plan make optional cash payments in excess of $10,000?

Optional cash payments in excess of $10,000 may be made by you only upon the Plan Administrator’s receipt and our acceptance, in our sole discretion, of a waiver request from you.  There is no pre-established maximum limit applicable to optional cash payments that may be made pursuant to accepted waiver requests.  A new waiver request must be received by the Plan Administrator and accepted by us each month, and notice of our acceptance must have been received by the Plan Administrator no later than 3:00 p.m. Eastern Time on the business day before the first day of the pricing period (as defined in Question 11) for the applicable investment date.  Investors who wish to submit a waiver request should visit the “Dividend Reinvestment” section of our website at www.ventasreit.com/investor-relations/dividend-reinvestment or contact Investor Relations at 877-4-Ventas to determine if we are considering waiver requests at that time.

Waivers will be considered on the basis of a variety of factors, which may include:

•                  our current and projected capital needs;

•                  the alternatives available to us to meet those needs;

•                  prevailing market prices for our common stock and our other securities;

•                  general economic and market conditions;

•                  expected aberrations in the price or trading volume of our common stock;

•                  the potential disruption of the price of our common stock by a financial intermediary;

•                  the number of shares of common stock that you hold;

•                  your past actions under the Plan;

•                  the aggregate amount of optional cash payments for which such waivers have been submitted;

•                  whether the shares of common stock will be purchased directly from us or on the open market; and

•                  the administrative constraints associated with granting waivers.

Grants of waivers will be made in our sole discretion.

Unless we waive our right to do so, we may establish for any pricing period a minimum threshold price that is applicable only to the investment of optional cash payments that exceed $10,000 and that are made pursuant to waiver requests.  A minimum threshold price will be established only when shares of common stock will be purchased directly from us on the applicable investment date.  We will, at least three business days prior to each record date (as defined in Question 19), determine whether to establish a threshold price and, if a threshold price is established, its amount and so notify the Plan Administrator.  The determination whether to establish a threshold price and, if a threshold price is established, its amount will be made by us at our sole discretion after a review of current market conditions, the level of participation in the Plan and our current and projected capital needs.  Neither we nor the Plan Administrator will be required to provide any written notice to you as to whether a threshold price has been established for any pricing period, but current information regarding any threshold price can be obtained by visiting the “Dividend Reinvestment” section of our website at www.ventasreit.com/investor-relations/dividend-reinvestment or by contacting Investor Relations at 877-4-Ventas.

If established for any pricing period, the threshold price for optional cash payments made through waiver requests will be a stated dollar amount that the volume-weighted average price per share, computed to three decimal places, of our common stock on the NYSE during regular trading hours must equal or exceed for each trading day of the relevant pricing period.  If the threshold price is not equaled or exceeded for a trading day in the pricing period, then that trading day will be excluded from the pricing period and no investment will occur on the corresponding investment date.  For each trading day on which the threshold price is not equaled or exceeded, 1/12 of each optional cash payment made by you pursuant to a waiver request will be returned to you, without interest, as soon as practicable after the end of the applicable pricing period.  Thus, for example, if the threshold price is not equaled or exceeded for three of the twelve trading days in a pricing period, 3/12 of your optional cash payment made pursuant to a waiver request will be returned to you by check, without interest, as soon as practicable after the end of the applicable pricing period.  The Plan Administrator expects to mail such checks within five business days after the last day of the applicable pricing period.  This return procedure will apply only when shares of common stock are purchased directly from us for optional cash payments made through waiver requests and we have established a threshold price with respect to the relevant pricing period.  See Question 15.

If you purchase shares of our common stock pursuant to a waiver request, you will be treated as the beneficial owner of all shares purchased on each day of the applicable pricing period as of the close of business on such day of the pricing period, although the shares will not be credited to your Plan account until the conclusion of the pricing period.

For any pricing period, we may waive our right to establish a threshold price for optional cash payments made through waiver requests.  Establishing a threshold price for a pricing period will not affect our discretion to establish or waive our right to establish a threshold price for any subsequent pricing period.  You can ascertain whether we have established or waived our right to establish a threshold price applicable to a given pricing period and obtain a list of expected dates by which the threshold price, if any, will be established in the current year by visiting the “Dividend Reinvestment” section of our website at www.ventasreit.com/investor-relations/dividend-reinvestment or by contacting Investor Relations at 877-4-Ventas.

Under no circumstances will the market price of common stock acquired directly from us pursuant to optional cash payments be less than 95% of the fair market value of our common stock as determined by us on the applicable investment date.

THE THRESHOLD PRICE AND RETURN PROCEDURES DISCUSSED ABOVE APPLY ONLY TO OPTIONAL CASH PAYMENTS MADE PURSUANT TO WAIVER REQUESTS WHEN SHARES OF COMMON STOCK ARE TO BE PURCHASED DIRECTLY FROM US ON THE APPLICABLE INVESTMENT DATE.  ALL OTHER OPTIONAL CASH PAYMENTS WILL BE MADE AT THE MARKET PRICE LESS THE DISCOUNT, IF ANY, WITHOUT REGARD TO ANY THRESHOLD PRICE.

19.  What are the record dates and investment dates for optional cash payments?

Optional cash payments will be invested every month as of the related investment date.  The “record date” for optional cash payments is one business day prior to the commencement of the related pricing period.  The “investment date” for optional cash payments of $10,000 or less is the last day of the pricing period (or pricing period conclusion date), and the “investment date” for optional cash payments of greater than $10,000 made through waiver requests is each day on which the NYSE is open for business in a pricing period.

Optional cash payments that the Plan Administrator receives by the record date will be applied to the purchase of shares of common stock on the investment dates that relate to that pricing period.  No interest will be paid by us or the Plan Administrator on optional cash payments held pending investment.  Generally, optional cash payments received after the record date will be returned to you without interest at the end of the pricing period.  You may resubmit those optional cash payments prior to the commencement of the next or a later pricing period.

For the expected record dates and pricing period commencement and conclusion dates in the current year, visit the “Dividend Reinvestment” section of our website at www.ventasreit.com/investor-relations/dividend-reinvestment or contact Investor Relations at 877-4-Ventas.

20.  When must the Plan Administrator receive optional cash payments?

Each month the Plan Administrator will apply any optional cash payment for which good funds are timely received to the purchase of shares of common stock for your Plan account during the next pricing period.  See Question 19.  In order for funds to be invested during the next pricing period, the Plan Administrator must have received a check, wire transfer or automatic withdrawal of funds by the end of the business day immediately preceding the first trading day of the pricing period and that check, wire transfer or automatic withdrawal of funds must have cleared on or before the first investment date in such pricing period.  Wire transfers may be used only if we approve it verbally in advance.  Checks and automatic withdrawals are accepted subject to timely collection of funds and verification of compliance with the terms of the Plan.  Checks should be made payable to Wells Fargo Shareowner Services and submitted with, initially, the Account Authorization Form or, subsequently, the form for additional investments attached to your statements.  Checks must be in U.S. funds and drawn on a U.S. bank or Canadian financial institution.  Checks returned for any reason will not be resubmitted for collection.

The Automatic Cash Withdrawal and Investment Service is a convenient method to have money automatically withdrawn from a checking or savings account and invested in your Plan account, thus eliminating the need to write and mail checks.  Once automatic withdrawals begin, funds will be withdrawn from your designated bank account approximately five business days prior to the investment date or on the first day of each month (if the first day of the month is not a business day then the funds will be withdrawn on the next business day).  You will not receive any confirmation of the transfer of funds other than as reflected in your Plan account statements and your bank account statements.  To enroll in the Automatic Cash Withdrawal and Investment Service, you must complete and sign the Automatic Cash Withdrawal and Investment Service section on the Account Authorization Form and return it to the Plan Administrator.

You can stop the automatic withdrawals under the Automatic Cash Withdrawal and Investment Service at any time by providing telephonic or written notice to the Plan Administrator.  However, to be effective with respect to a particular investment date, your request to change or enroll in the Automatic Cash Withdrawal and Investment Service must be received by the Plan Administrator at least 15 business days prior to the investment date.

If any optional cash payment, including payments by check or automatic withdrawal, is returned for any reason, the Plan Administrator will remove from your Plan account any shares purchased upon prior credit of such funds, and will sell these shares.  The Plan Administrator may sell other shares in the account to recover a $25.00 returned funds fee for each optional cash payment returned unpaid for any reason and may sell additional shares as necessary to cover any market loss incurred by the Plan Administrator.

NO INTEREST WILL BE PAID BY US OR THE PLAN ADMINISTRATOR ON OPTIONAL CASH PAYMENTS HELD PENDING INVESTMENT.  BECAUSE NO INTEREST IS PAID ON CASH HELD BY THE PLAN ADMINISTRATOR, IT TYPICALLY WILL BE IN YOUR BEST INTEREST TO DEFER OPTIONAL CASH PAYMENTS UNTIL SHORTLY BEFORE COMMENCEMENT OF THE APPLICABLE PRICING PERIOD.

In order for payments to be invested on the first investment date in a pricing period, in addition to the receipt of good funds by the first investment date in a pricing period, the Plan Administrator must be in receipt of an Account Authorization Form as of the same date.  See Questions 6 and 8.

21.  May optional cash payments be returned?

Upon telephonic or written request to the Plan Administrator received at least five business days prior to the record date for the investment date with respect to which optional cash payments have been delivered to the Plan Administrator, such optional cash payments will be returned to you as soon as practicable.  Requests received less than five business days prior to such record date will not be returned, but instead will be invested on the next related investment date.  Additionally, a portion of each optional cash payment may be returned by check, without interest, as soon as practicable after the end of the pricing period for each trading day that does not meet the threshold price, if any, applicable to optional cash payments made pursuant to waiver requests.  See Question 18.  Also, each optional cash payment, to the extent that it does not conform to the limitations described in Questions 17, 18 and 19 or clear within the time limit described in Question 20, will be subject to return to you as soon as practicable.

22.  Are there any expenses to you in connection with your participation under the Plan?

You must pay brokerage fees or commissions on shares of common stock purchased on the open market with reinvested distributions or optional cash payments, which fees or commissions will be deducted before determining the number of shares to be purchased.  You will incur no brokerage fees or commissions in connection with the reinvestment of distributions or optional cash payments when shares of common stock are acquired directly from us.  We will pay all other costs of administration of the Plan.  However, if you request that the Plan Administrator sell all or any portion of your shares (see Question 28), you will incur brokerage commissions and service charges.  All of these costs will be deducted from the proceeds paid to you.

Reports to You

23.  What kind of reports will be sent to you?

You will receive a statement of your Plan account following each purchase or sale transaction and following any withdrawal of shares.  These statements are your continuing record of the cost of your purchases and should be retained for income tax purposes.  In addition, you will receive copies of other communications sent to holders of our common stock, including our annual report to stockholders, the notice of annual meeting and proxy statement in connection with our annual meeting of stockholders and Internal Revenue Service information for reporting distributions paid.

Distributions on Fractions

24.  Will you be credited with distributions on fractions of shares?

Yes.

Certificates for Shares of Common Stock

25.  Will certificates be issued for shares of common stock purchased?

No.  Shares of common stock purchased for you will be held in the name of the Plan Administrator or its nominee.  No certificates will be issued to you for shares of common stock held in your Plan account unless you submit a written request to the Plan Administrator or until your participation in the Plan is terminated.  At any time, you may request that the Plan Administrator send you a certificate for some or all of the whole shares credited to your Plan account.  You should mail this request to the Plan Administrator at the address set forth in the answer to Question 4.  Any remaining whole shares and any fractions of shares will remain credited to your Plan account.  Certificates for fractional shares will not be issued under any circumstances.

26.  In whose name will share certificates be registered when issued?

Your Plan account is maintained in the name in which your share certificates were registered at the time of your enrollment in the Plan.  Certificates for whole shares purchased under the Plan will be similarly registered when issued upon your request.  If you wish to pledge shares of common stock credited to your Plan account, you must first withdraw those shares from the Plan account.  If you wish to withdraw your shares and have any or all of the full shares held in the Plan account issued and delivered to you in physical form, you may do so by sending a written instruction to the Plan Administrator.  Registration of withdrawn shares in a name other than yours will require the guaranty of your signature by a member firm of a Medallion Signature Guaranty Program.  If you are a beneficial owner with questions about obtaining physical share certificates, you should contact your broker, bank or other nominee.

Withdrawals and Termination

27.  When may you withdraw from the Plan?

You may withdraw from the Plan with respect to all or a portion of the shares of common stock held in your Plan account at any time.  If the request to withdraw is received prior to a record date set by our Board of Directors for determining stockholders of record entitled to receive a distribution, the request will be processed on the day following the Plan Administrator’s receipt of the request.

If the Plan Administrator receives your request to withdraw on or after a record date, but before the related distribution payment date, your termination will be processed as soon as practicable, and a separate distribution check will be mailed to you.  Future distributions will be paid in cash, unless you re-enroll in the Plan, which may be done at any time.

Any optional cash payments that have been sent to the Plan Administrator prior to a request for withdrawal will also be invested on the next investment date unless you expressly request return of that payment in the request for withdrawal, and the Plan Administrator receives the request for withdrawal at least five business days prior to the record date for the investment date with respect to which optional cash payments have been delivered to the Plan Administrator.

28.  How do you withdraw from the Plan?

If you wish to withdraw from the Plan with respect to all or a portion of the shares of common stock held in your Plan account, you must notify the Plan Administrator in writing at its address set forth in the answer to Question 4.  Upon your withdrawal from the Plan or termination of the Plan by us, certificates for the appropriate number of whole shares credited to your Plan account will be issued.  Registration of withdrawn shares in a name other than yours will require the guaranty of your signature by a member firm of a Medallion Signature Guaranty Program.

Upon your withdrawal from the Plan, you may also request in writing that the Plan Administrator sell all or part of the shares of common stock credited to your Plan account.  The Plan Administrator will sell the shares as requested within ten business days after processing the request for withdrawal.  The timing and price of the sale are at the sole discretion of the Plan Administrator.  The Plan Administrator will send a check for the proceeds of the sale, less any brokerage commissions and service charges paid to the Plan Administrator, generally within five business days of the sale.

Cash will be paid in lieu of any fraction of a share, based on the prevailing market price for our common stock, and will be reported as taxable proceeds.

29.  Are there any automatic termination provisions?

Your participation in the Plan will be terminated if the Plan Administrator receives written notice of your death or adjudicated incompetence, together with satisfactory supporting documentation of the appointment of a legal representative, at least five business days before the next record date for purchases made through the reinvestment of distributions or optional cash payments, as applicable.  In the event written notice of death or adjudicated incompetence and such supporting documentation is received by the Plan Administrator less than five business days before the next record date for purchases made through the reinvestment of distributions or optional cash payments, as applicable, shares of common stock will be purchased for you with the related cash distribution or optional cash payment and your participation in the Plan will not terminate until after such distribution or payment has been reinvested.  Thereafter, no additional purchase of shares of common stock will be made for your Plan account and your shares and any cash distributions paid thereon will be forwarded to your legal representative.

Your participation in the Plan may be terminated if all whole shares have been disbursed from your stockholder account and your Plan account, leaving only a fraction of a share.

WE RESERVE THE RIGHT TO MODIFY, SUSPEND OR TERMINATE YOUR PARTICIPATION IN THE PLAN TO ELIMINATE PRACTICES THAT ARE, IN OUR SOLE DISCRETION, NOT CONSISTENT WITH THE PURPOSES OR OPERATION OF THE PLAN OR THAT ADVERSELY AFFECT THE PRICE OF OUR COMMON STOCK.

Other Information

30.  What happens if you sell or transfer all of the shares of common stock registered in your name?

If you dispose of all shares of common stock registered in your name and all shares of common stock held in your Plan account, and you are not shown as a record owner on a distribution record date, you may be terminated from the Plan as of that date and the termination will be treated as though a withdrawal notice had been received prior to the record date.

31.  What happens if we declare a distribution payable in shares of common stock or declare a share split?

Any distribution payable in shares of common stock and any additional shares of common stock distributed by us in connection with a share split in respect of shares credited to your Plan account will also be credited to your Plan account.  If you send notice of termination or a request to sell to the Plan Administrator between the record date and the payment date for a stock distribution, your request will not be processed until the stock distribution is credited to your Plan account.  Share distributions or split shares that are attributable to shares registered in your own name and not in your Plan account will be mailed directly to you as in the case of stockholders not participating in the Plan.

32.  How will shares of common stock held by the Plan Administrator be voted at meetings of stockholders?

The shares of common stock credited to your Plan account will be voted consistent with any voting instructions you give on a properly executed and delivered proxy.  If you return a properly signed proxy (unless returned electronically) with voting instructions, all shares of common stock covered by the proxy will be voted as instructed.  If you return a properly signed proxy (unless returned electronically) but you give no voting instructions, all shares of common stock covered by the proxy will be voted in accordance with the recommendations of our Board of Directors, unless applicable law requires otherwise.  If you do not return a proxy, or if you return an unexecuted proxy, an improperly executed proxy (unless returned electronically) or an improperly completed proxy, the shares of common stock covered by the proxy, including any shares of common stock credited to your Plan account, will not be voted.

33.  What are our responsibilities and the Plan Administrator’s responsibilities under the Plan?

Neither we nor the Plan Administrator will be liable in administering the Plan for any act done in good faith or required by applicable law or for any good faith omission to act including, without limitation, any claim of liability (a) arising out of the failure to terminate a participant’s Plan account upon his or her death prior to receipt of written notice of the death, (b) with respect to the prices at which shares of common stock are purchased or sold or the times when purchases or sales of common stock are made or (c) with respect to any fluctuation in the market value before or after a purchase or sale of shares.  Notwithstanding the foregoing, nothing contained in the Plan limits our liability with respect to alleged violations of federal securities laws.

Wells Fargo Shareowner Services, as the Plan Administrator, is authorized to choose a broker/dealer, including an affiliated broker/dealer, at its sole discretion, to facilitate purchases and sales of common stock by Plan participants.  The Plan Administrator will furnish to you the name of the registered broker/dealer, including any affiliated broker/dealer, utilized in share transactions within a reasonable time upon written request.

The Plan Administrator is acting solely as our agent and owes no duties, fiduciary or otherwise, to any other person by reason of this Plan, and no implied duties, fiduciary or otherwise, shall be read into this Plan.  The Plan Administrator undertakes to perform such duties and only such duties as are expressly set forth herein, to be performed by it, and no implied covenants or obligations shall be read into this Plan against the Plan Administrator or us.

In the absence of negligence or willful misconduct on its part, the Plan Administrator, whether acting directly or through agents or attorneys will not be liable for any action taken, suffered, or omitted or for any error of judgment made by it in the performance of its duties hereunder.  In no event will the Plan Administrator be liable for special, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profit), even if the Plan Administrator has been advised of the likelihood of such loss or damage and regardless of the form of action.

The Plan Administrator will not (i) be required to and will make no representations and have no responsibilities as to the validity, accuracy, value or genuineness of any signatures or endorsements, other than its own or (ii) be obligated to take any legal action hereunder that might, in its judgment, involve any expense or liability, unless it has been furnished with reasonable indemnity.  We and the Plan Administrator will be entitled to rely on completed forms and the proof of due authority to participate in the Plan, without further responsibility of investigation or inquiry.

The Plan Administrator will not be responsible or liable for any failure or delay in the performance of its obligations under this Plan arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including, without limitation, acts of God, earthquakes, fires, floods, wars, civil or military disturbances, sabotage, epidemics, riots, interruptions, loss or malfunctions of utilities, computer (hardware or software) or communications services, accidents, labor disputes, acts of civil or military authority, or governmental actions.  The Plan Administrator will use reasonable efforts that are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

34.  May the Plan be changed or discontinued?

Yes.  We may suspend, terminate, or amend the Plan at any time.  Notice will be sent to you of any suspension or termination, or of any amendment that alters the Plan terms and conditions, as soon as practicable after such action by us.

We may appoint a successor administrator or agent in place of the Plan Administrator at any time.  You will be promptly informed of any such appointment.

35.  What are the federal income tax consequences of participation in the Plan?

The following summarizes certain federal income tax considerations to current stockholders who participate in the Plan.  New investors and current stockholders should read the discussion in the 2010 Form 10-K, which is incorporated by reference herein, under the caption “Certain U.S. Federal Income Tax Considerations” for a summary of federal income tax considerations related to the ownership of our common stock.  The following summary is based upon an interpretation of current federal tax law.  You should consult your own tax advisors to determine particular tax consequences, including state income tax (and non-income tax, such as share transfer tax) consequences, which vary from state to state and which may result from participation in the Plan and the subsequent disposition of shares of common stock acquired pursuant to the Plan.  Income tax consequences to participants residing outside the United States will vary from jurisdiction to jurisdiction.

To the extent that the following pertains to matters of law or legal conclusions, we refer you to the tax opinion filed as an exhibit to the registration statement of which this prospectus forms a part.

Current Stockholders

In the case of shares of common stock purchased by the Plan Administrator pursuant to the reinvestment feature of the Plan, whether purchased directly from us or on the open market, you will be treated for federal income tax purposes as having received, on the distribution payment date, a distribution in an amount equal to the entire amount of the cash distribution regardless of the extent to which it was reinvested.

In addition, if you are a current stockholder and you purchase shares of common stock from us at a discount pursuant to the optional cash payment or distribution reinvestment features of the Plan, you will be treated for federal income tax purposes as having received a distribution from us in an amount equal to the excess, if any, of the fair market value of the shares of common stock on the investment date less the amount of the optional cash payment or cash distribution reinvested, as applicable.

Any distribution described above will be taxable as a dividend to the extent of our current and accumulated earnings and profits.  To the extent the distribution is in excess of our current and accumulated earnings and profits, the distribution will be treated first as a tax-free return of capital, reducing the tax basis in your shares, and the distribution in excess of your tax basis will be taxable as gain realized from the sale of our shares.

In the case of shares of common stock purchased by the Plan Administrator on the open market pursuant to the optional cash payment feature of the Plan, you should not be treated for federal income tax purposes as having received a distribution from us.

General

Your holding period for shares of common stock acquired pursuant to the Plan will begin on the day following the investment date.  You will have a tax basis in the shares of common stock equal to the amount of cash used to purchase the shares, in the case of open market purchases, or the fair market value of the shares, in the case of purchases made directly from us.

You will not realize any taxable income upon receipt of certificates for whole shares of common stock credited to your Plan account, either upon your request for those shares or upon termination of your participation in the Plan.  You will recognize gain or loss upon the sale or exchange of shares of common stock acquired under the Plan.  You will also recognize gain or loss upon receipt, following termination of participation in the Plan, of a cash payment for any fractional share credited to your Plan account.  The amount of any such gain or loss will be the difference between the amount that you received for the shares of common stock or fractional share and the tax basis thereof.

36.  How are income tax withholding provisions applied to you?

If you fail to provide certain federal income tax certifications in the manner required by law, distributions on shares of common stock, proceeds from the sale of fractional shares and proceeds from the sale of shares of common stock held for your Plan account will be subject to federal income tax backup withholding imposed at the then applicable rate.  If withholding is required for any reason, the appropriate amount of tax will be withheld.  Certain stockholders (including most corporations) are, however, exempt from the above withholding requirements.

If you are a foreign stockholder, you need to provide the required federal income tax certifications to establish your status as a foreign stockholder in order for the backup withholding rate not to apply to you.  You also need to provide the required certifications if you wish to claim the benefit of exemptions from federal income tax withholding or reduced withholding rates under a treaty or convention entered into between the United States and your country of residence.  Generally, distributions to a foreign stockholder are subject to federal income tax withholding at 30% (or a lower treaty rate), but may be as much as 35% for certain types of income.  Certain distributions or portions of distributions to a foreign stockholder may be subject to federal income tax withholding even when the distribution or that portion of the distribution is not treated as a dividend under federal income tax laws.  If you are a foreign stockholder whose distributions are subject to federal income tax withholding, the appropriate amount will be withheld and the balance will be credited to your Plan account to purchase shares of common stock.

37.  Who bears the risk of market fluctuations in the price of our common stock?

Your investment in shares of common stock held in the Plan account is no different from your investment in shares of common stock held directly by you.  You bear the risk of any loss and enjoy the benefits of any gain from changes in the market price of our common stock.

38.  How is the Plan interpreted?

Any question of interpretation arising under the Plan will be determined by us, in our sole discretion, and any such determination will be final.  We may adopt additional terms and conditions of the Plan, and its operation will be governed by the laws of the State of Delaware.

39.  What are some of your responsibilities under the Plan?

Shares of common stock credited to your Plan account are subject to escheat to the state in which you reside in the event that such shares are deemed, under such state’s laws, to have been abandoned by you.  You, therefore, should notify the Plan Administrator promptly in writing of any change of address.  Account statements and other communications to you will be addressed to you at the last address of record that you provide to the Plan Administrator.  You will have no right to draw checks or drafts against your Plan account or to instruct the Plan Administrator with respect to any shares of common stock or cash held by the Plan Administrator, except as expressly provided in the Plan.

USE OF PROCEEDS

We do not know the number of shares of common stock that will be ultimately sold pursuant to the Plan or the prices at which such shares will be sold.  We will receive proceeds from the purchase of shares of common stock through the Plan only to the extent that such purchases are made directly from us and not on the open market by the Plan Administrator.  We expect to use the net proceeds from the sale of shares of common stock purchased directly from us to repay indebtedness and for working capital and other general corporate purposes.

PLAN OF DISTRIBUTION

Except to the extent the Plan Administrator purchases shares of common stock on the open market, the shares of common stock acquired under the Plan will be newly issued or treasury shares sold directly by us through the Plan.  We may sell shares of common stock to owners of shares (including brokers or dealers) who, in connection with any resales of such shares, may be deemed to be underwriters.  In connection with any such transaction, compliance with Regulation M under the Exchange Act would be required.  Such shares, including shares acquired pursuant to waivers granted with respect to the optional cash payment feature of the Plan, may be resold in market transactions (including coverage of short positions) on any national securities exchange on which our common stock trades or in privately negotiated transactions.  Our common stock is currently listed on the NYSE.  Under certain circumstances, we expect that a portion of the shares of our common stock available for issuance under the Plan will be issued pursuant to waivers granted with respect to the optional cash payment feature of the Plan.  The difference between the price such owners pay to us for shares of common stock acquired under the Plan, after deduction of the applicable discount from the market price, and the price at which such shares are resold, may be deemed to constitute underwriting commissions received by such owners in connection with such transactions.  Any such underwriter involved in the offer and sale of the shares of common stock will be named in a prospectus supplement.  Any underwriting compensation paid by us to underwriters or agents in connection with the offering of shares of our common stock, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in a prospectus supplement.

Except with respect to open market purchases of shares of common stock relating to reinvested distributions or optional cash payments, we will pay all brokerage commissions and related expenses incurred in connection with purchases of shares of common stock under the Plan.  With respect to open market purchases, brokerage commissions are subject to change from time to time.  Upon withdrawal from the Plan by the sale of the shares of common stock held in your Plan account, you will receive the proceeds of such sale less any brokerage commissions and service charges paid to the Plan Administrator (if such sale is made by the Plan Administrator at your request).  Our estimated expenses, which include legal, accounting, printing, administrative and registration fees, in connection with the distribution of shares of common stock through the Plan, are approximately $230,000.

Shares of common stock may not be available under the Plan in all states.  This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any shares of common stock or other securities in any jurisdiction to any person to whom it is unlawful to make such offer in such jurisdiction.

DESCRIPTION OF COMMON STOCK

The summary of the terms of our common stock set forth below does not purport to be complete and is subject to and qualified in its entirety by reference to our Certificate and By-laws, each of which is incorporated by reference as an exhibit to the registration statement of which this prospectus is a part and incorporated by reference herein.

General

Our Certificate provides that we may issue up to 610,000,000 shares of stock, consisting of 600,000,000 shares of common stock, par value $0.25 per share, and 10,000,000 shares of preferred stock, par value $1.00 per share.  As of October 31, 2011, 287,921,317 shares of common stock and no shares of preferred stock were issued and outstanding.

All shares of common stock offered hereby, when issued, will be duly authorized, fully paid and nonassessable.  Subject to the preferential rights of any other shares of capital stock and to certain provisions of our Certificate, holders of shares of our common stock are entitled to receive distributions if, as and when authorized and declared by our Board of Directors out of assets legally available therefor and to share ratably in our assets legally available for distribution to our stockholders in the event of our liquidation, dissolution or winding-up after payment of, or adequate provision for, all of our known debts and liabilities.  We currently expect to continue to make quarterly distributions, and from time to time we may make additional distributions.

Holders of shares of our common stock have no conversion, sinking fund, redemption or preemptive rights to subscribe for any of our securities.  Subject to certain provisions of our Certificate, shares of our common stock have equal distribution, liquidation and other rights.

Certain Anti-Takeover Provisions

In order to preserve our ability to maintain REIT status, our Certificate provides that if a person acquires beneficial ownership of greater than 9% of our outstanding common stock, the shares that are beneficially owned in excess of such 9% limit are considered to be “excess shares.”  Excess shares are automatically deemed transferred to a trust for the benefit of a charitable institution or other qualifying organization selected by our Board of Directors.  The trust is entitled to all dividends with respect to the excess shares and the trustee may exercise all voting power over the excess shares.  We have the right to buy the excess shares for a purchase price equal to the lesser of (1) the price per share in the transaction that created the excess shares, or (2) the market price on the date we buy the shares, and we may defer payment of the purchase price for up to five years.  If we do not purchase the excess shares, the trustee of the trust is required to transfer the excess shares at the direction of our Board of Directors.  The owner of the excess shares is entitled to receive the lesser of the proceeds from the sale of the excess shares or the original purchase price for such excess shares, and any additional amounts are payable to the beneficiary of the trust.  Our Board of Directors may grant waivers from the excess share limitations.

LEGAL MATTERS

The legality of the shares of common stock offered pursuant to the Plan was passed upon by Willkie Farr & Gallagher LLP, New York, New York.  Certain federal income tax matters were also passed upon for us by Willkie Farr & Gallagher LLP, New York, New York.

EXPERTS

Our consolidated financial statements appearing in our Annual Report (Form 10-K) for the year ended December 31, 2010 (including the financial statement schedule appearing therein), and the effectiveness of our internal control over financial reporting as of December 31, 2010 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference.  Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Atria Senior Living Group, Inc. and its subsidiaries and One Lantern Senior Living Inc and its subsidiaries as of and for the years ended December 31, 2010 and 2009, incorporated in this prospectus by reference to our Current Report on Form 8-K, filed on April 11, 2011, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are incorporated herein by reference.  Such financial statements have been so incorporated by reference herein in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements and schedule of NHP and its subsidiaries at December 31, 2010 and 2009 and for each of the three years in the period ended December 31, 2010 appearing in Ventas, Inc.’s Current Report on Form 8-K, filed on April 11, 2011, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference.  Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION AND INCORPORATION BY REFERENCE

We are subject to the informational reporting requirements of the Exchange Act and, in accordance therewith, file reports, proxy statements, information statements and other information with the Commission.  Reports, proxy statements, information statements and other information filed by us with the Commission pursuant to the requirements of the Exchange Act may be inspected and copied at the public reference facilities maintained by the Commission at 100 F Street, N.E., Washington, D.C. 20549.  Copies of such material also may be obtained from the Public Reference Section of the Commission located at 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates.  The Commission maintains a website that contains reports, proxy statements, information statements and other information regarding us.  The Commission’s website address is www.sec.gov.  We are a publicly held corporation and our common stock is traded on the NYSE under the symbol “VTR.”  Reports, proxy statements, information statements and other information can also be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005.  Information about us is also available on our website at www.ventasreit.com.  Information on our website is not incorporated by reference herein and our web address is included in this prospectus as an inactive textual reference only.

Statements contained or deemed to be incorporated by reference in this prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance we refer you to the copy of the contract or document filed as an exhibit to a document incorporated or deemed to be incorporated by reference in this prospectus, each such statement being qualified in all respects by such reference.

We are incorporating by reference in this prospectus the information we file with the Commission.  This means that we can disclose important information to you by referring you to those documents.  The information incorporated by reference is an important part of this prospectus, and information that we file later with the Commission will automatically update and supersede this information.  We are incorporating by reference the documents listed below and any future filings we make with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus until all of the shares of common stock offered by this prospectus have been sold:

•                  our Annual Report on Form 10-K for the year ended December 31, 2010, as amended by Amendment No. 1 on Form 10-K/A;

•                  our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2011, June 30, 2011, and September 30, 2011;

•                  our Current Reports on Form 8-K filed on February 3, 2011, February 17, 2011 (however, we do not incorporate by reference any information under Item 2.02, Results of Operations and Financial Condition), February 28, 2011 (however, we do not incorporate by reference any information under Item 7.01, Regulation FD Disclosure), March 24, 2011, April 11, 2011, May 9, 2011, May 12, 2011, May 17, 2011, May 18, 2011, May 20, 2011, June 20, 2011, July 1, 2011, July 11, 2011, August 24, 2011, October 24, 2011, November 9, 2011, and November 25, 2011;

•                  our Proxy Statement filed on March 28, 2011 for our 2011 Annual Meeting of Stockholders; and

•                  the description of our common stock set forth in our Registration Statement on Form 8-A (File No. 001-10989) filed with the Commission on January 23, 1992, as amended.

You may request a copy of these filings at no cost, by writing or telephoning us at the following address:

General Counsel

Ventas, Inc.

10350 Ormsby Park Place

Suite 300

Louisville, Kentucky 40223

(502) 357-9000

We have not authorized anyone to give any information or make any representation about our company that is different from, or in addition to, that contained in this document or in any of the materials that have been incorporated by reference into this document.  Therefore, if anyone gives you information of this sort, you should not rely on it.  If you are in a jurisdiction where offers to sell, or solicitations of offers to purchase, the securities offered by this document are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you.  The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.                                                    Other Expenses of Issuance and Distribution

The following table sets forth the estimated expenses (all of which have been or are to be paid by the Registrant) in connection with the issuance and distribution of the securities being registered.

Securities and Exchange Commission registration fee	$18,271	*
Legal fees and expenses	40,000
Accounting fees and expenses	50,000
New York Stock Exchange Supplemental Listing Fee	68,255
Printing expenses	10,000
Administration fees and expenses	35,000
Miscellaneous	8,474
TOTAL	$230,000

* Previously paid in connection with the filing of the Registrant’s Registration Statement on Form S-3 (Registration No. 333-155770) on November 28, 2008.

Item 15.                                                    Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law (the “DGCL”) empowers us to, and Article VII of our Amended and Restated Certificate of Incorporation, as amended (the “Certificate”), provides that we will, indemnify any person who was or is made a party or is threatened to be made a party or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), because he or she is or was one of our directors or officers, or is or was serving at our request as a director, officer, employee, trustee or agent of another corporation, partnership, joint venture, trust or other enterprise, against all expenses, liabilities and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) actually and reasonably incurred or suffered by him or her in connection with such Proceeding.  We may provide by action of our Board of Directors through agreement, resolution or by a provision in our Fourth Amended and Restated Bylaws, indemnification of our employees and agents with substantially the same scope and effect as the indemnification provided in Article VII of the Certificate.

Expenses incurred by such a person in his or her capacity as one of our directors or officers (and not in any other capacity in which service was or is rendered by such person while a director or officer) in defending a Proceeding may be paid by us in advance of the final disposition of such Proceeding as authorized by our Board of Directors in a specific case upon receipt of an undertaking by or on behalf of that person to repay such amounts unless it is ultimately determined that such person is entitled to be indemnified by us as authorized by the DGCL.  Expenses incurred by a person in any capacity other than as one of our officers or directors may be paid in advance of the final disposition of a Proceeding on such terms and conditions, if any, as our Board of Directors deems appropriate.

Pursuant to Section 102(b)(7) of the DGCL, the Certificate eliminates certain liability of our directors for breach of their fiduciary duty of care.  Article VI of the Certificate provides that neither we nor our stockholders may recover monetary damages from our directors for breach of the duty of care in the performance of their duties as our directors.  Article VI does not, however, eliminate the liability of our directors (i) for a breach of the director’s duty of loyalty, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (relating to unlawful distributions), or (iv) for any improper personal benefit.

The indemnification provided for by Article VII of the Certificate is a contract right and continues as to persons who cease to be directors, officers, employees or agents and inures to the benefit of the heirs, executors and administrators of such persons.  No amendment to the Certificate or repeal of any article thereof increases the liability of any of our directors or officers for acts or omissions of such persons occurring prior to such amendment or repeal.

The right to indemnification conferred by Article VII of the Certificate is not exclusive of any other rights to which those seeking indemnification may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to actions taken in his or her official capacity and in any other capacity while holding such office.

We may purchase and maintain insurance on behalf of any person who is or was one of our directors, officers, employees or agents, or is or was serving at our request as a director, trustee, officer, partner, employee, or agent of another domestic or foreign corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him or her and incurred by him or her in such capacity or arising out of his or her status as such, whether or not we would have the power or be obligated to indemnify him or her against such liability under the provisions of Article VII of the Certificate or the DGCL.

We currently have in effect directors’ and officers’ liability insurance policies.  These policies cover any negligent act, error or omission of a director or officer, subject to certain exclusions and limitations.

Item 16.    Exhibits

Exhibits:

Exhibit No.	Description
3.1	Amended and Restated Certificate of Incorporation, as amended, of Ventas, Inc. (incorporated by reference to Exhibit 3.1 to our Quarterly Report on Form 10-Q for the quarter ended June 30, 2011).

3.2	Fourth Amended and Restated Bylaws, as amended, of Ventas, Inc. (incorporated by reference to Exhibit 3.2 to our Quarterly Report on Form 10-Q for the quarter ended June 30, 2011).

4.1	Specimen Common Stock Certificate (incorporated by reference to Exhibit 4.1 to our Annual Report on Form 10-K for the year ended December 31, 1998).

5.1	Opinion of Willkie Farr & Gallagher LLP as to the legality of the shares being offered.

8.1	Opinion of Willkie Farr & Gallagher LLP regarding tax matters.

23.1	Consent of Willkie Farr & Gallagher LLP (included in its opinions filed as Exhibits 5.1 and 8.1).

23.2	Consent of Ernst & Young LLP.

23.3	Consent of Deloitte & Touche LLP (with respect to Atria Senior Living Group, Inc.).

23.4	Consent of Deloitte & Touche LLP (with respect to One Lantern Senior Living Inc).

23.5	Consent of Ernst & Young LLP (with respect to Nationwide Health Properties, Inc.).

24.1	Powers of Attorney (included on the signature pages hereto).

Item 17.    Undertakings

(a) The undersigned Registrant hereby undertakes:

(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that the undertakings set forth in paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement;

(2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(4) that, for the purpose of determining liability under the Securities Act to any purchaser:

(i) each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus.  As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; and

(5) that, for the purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, the State of Illinois, on the 25th day of November, 2011.

VENTAS, INC.

By:	/s/ Debra A. Cafaro
Debra A. Cafaro Chairman of the Board and Chief Executive Officer

The undersigned officers and directors of Ventas, Inc. hereby severally constitute and appoint Debra A. Cafaro and T. Richard Riney, and each of them, his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, severally, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each said attorneys-in-fact and agents, or any of them or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities indicated on the 25th day of November, 2011.

Signature	Title

/s/ Debra A. Cafaro	Chairman of the Board, Chief Executive Officer and Director
Debra A. Cafaro	(Principal Executive Officer)

/s/ Richard A. Schweinhart	Executive Vice President and Chief Financial Officer
Richard A. Schweinhart	(Principal Financial Officer)

/s/ Robert J. Brehl	Chief Accounting Officer and Controller
Robert J. Brehl	(Principal Accounting Officer)

/s/ Douglas Crocker II	Director
Douglas Crocker II

/s/ Ronald G. Geary	Director
Ronald G. Geary

/s/ Jay M. Gellert	Director
Jay M. Gellert

/s/ Richard I. Gilchrist	Director
Richard I. Gilchrist

/s/ Matthew J. Lustig	Director
Matthew J. Lustig

/s/ Douglas M. Pasquale	Director
Douglas M. Pasquale

/s/ Robert D. Paulson	Director
Robert D. Paulson

/s/ Robert D. Reed	Director
Robert D. Reed

/s/ Sheli Z. Rosenberg	Director
Sheli Z. Rosenberg

/s/ Glenn J. Rufrano	Director
Glenn J. Rufrano

/s/ James D. Shelton	Director
James D. Shelton

/s/ Thomas C. Theobald	Director
Thomas C. Theobald

EXHIBIT INDEX

Exhibit No.	Description
3.1	Amended and Restated Certificate of Incorporation, as amended, of Ventas, Inc. (incorporated by reference to Exhibit 3.1 to our Quarterly Report on Form 10-Q for the quarter ended June 30, 2011).

3.2	Fourth Amended and Restated Bylaws, as amended, of Ventas, Inc. (incorporated by reference to Exhibit 3.2 to our Quarterly Report on Form 10-Q for the quarter ended June 30, 2011).

4.1	Specimen Common Stock Certificate (incorporated by reference to Exhibit 4.1 to our Annual Report on Form 10-K for the year ended December 31, 1998).

5.1	Opinion of Willkie Farr & Gallagher LLP as to the legality of the shares being offered.

8.1	Opinion of Willkie Farr & Gallagher LLP regarding tax matters.

23.1	Consent of Willkie Farr & Gallagher LLP (included in its opinions filed as Exhibits 5.1 and 8.1).

23.2	Consent of Ernst & Young LLP.

23.3	Consent of Deloitte & Touche LLP (with respect to Atria Senior Living Group, Inc.).

23.4	Consent of Deloitte & Touche LLP (with respect to One Lantern Senior Living Inc).

23.5	Consent of Ernst & Young LLP (with respect to Nationwide Health Properties, Inc.).

24.1	Powers of Attorney (included on the signature pages hereto).